Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

SEPTEMBER 5, 2006

between

CLIENTLOGIC OPERATING CORPORATION

and

INNOTRAC CORPORATION

i

5.11	Absence of Certain Changes	19
5.12	Customers	19
5.13	Assets	19
5.14	Environmental Matters	20
5.15	Disclaimer of Other Representations and Warranties	20
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	20
6.01.	Organization and Existence	20
6.02.	Corporate Authorization	20
6.03.	Non-Contravention	21
6.04.	Litigation	21
6.05.	Finders’ Fees	21
6.06.	Financing	21
6.07.	Independent Investigation	21
ARTICLE VII	COVENANTS	21
7.01.	Conduct of Business Before Closing	21
7.02.	Customer Meetings	22
7.03.	Further Assurances	22
7.04.	Certain Filings	22
7.05.	Public Announcements	23
7.06.	Confidentiality	23
7.07.	Non-Competition	23
7.08.	Exclusivity	24
7.09	Notification	24
7.10.	Retention of and Access to Records	24
ARTICLE VIII	TAX MATTERS	25
8.01.	Tax Definitions	25
8.02.	Allocation of Purchase Price	26
8.03.	Tax Cooperation; Allocation of Taxes	26
ARTICLE IX	EMPLOYEE BENEFITS	27
9.01.	Employee Covenants	27
9.02.	Employee Meetings	28
9.03.	Indemnification for Employee Claims	28
9.04.	Indemnity on WARN	28

ARTICLE X	SURVIVAL; INDEMNIFICATION	29
10.01.	Survival; Effect of Knowledge	29
10.02.	Indemnity by Seller	29
10.03.	Indemnity by Buyer	30
10.04.	Reduction and Mitigation of Damages	30
10.05.	Claims Procedure	30
10.06.	Limitations on Indemnification	31
10.07.	Exclusive Remedy	32
ARTICLE XI	TERMINATION	32
11.01.	Termination of Agreement	32
11.02.	Effect of Termination	33
ARTICLE XII	MISCELLANEOUS	33
12.01.	Notices	33
12.02.	Amendments; No Waivers	34
12.03.	Expenses	34
12.04.	Successors and Assigns	34
12.05.	Governing Law	34
12.06.	Counterparts; Effectiveness	34
12.07.	Entire Agreement	34
12.08.	Captions	35
12.09.	No Third-Party Beneficiaries	35
12.10.	Brokers	35

Exhibits

Exhibit A – Form of Sublease
Exhibit B – Form of Bill of Sale
Exhibit C – Form of Assignment and Assumption Agreement
Exhibit D – Form of Transition Services Agreement
Exhibit E – Form of Thomas Harbison Non-Competition Agreement
Exhibit F – Form of License Agreement

Annexes

Annex 1.01(o)	Contracts
Annex 1.01(z) - Facility	Excluded Equipment at the Facility
Annex 1.01(z) - Buffalo	Included Equipment in Buffalo
Annex 1.01(ee)	Existing Customers

Annex 1.01(dd)	Existing Customer Contracts
Annex 1.01(pp)	Licensed Intellectual Property
Annex 1.01(zz)	Permits
Annex 2.06(c)(iii)	Designated Earnout Customers
Annex 5.10	Employee and Labor Matters
Annex 9.01(a)	Employees
Annex 9.01(e)	Retention Bonuses

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 5, 2006 by and between ClientLogic Operating Corporation, a Delaware corporation (“Seller”), and Innotrac Corporation, a Georgia corporation (“Buyer”) and joined in by ClientLogic Corporation, a Delaware corporation (“Parent”), for the limited purpose of being bound by Sections 7.07 (Non-Competition) and 7.08 (Exclusivity).

RECITALS:

WHEREAS, Seller, among other things, is engaged in the business of providing certain letter shop services, pick, pack and ship services and warehouse management services, including, without limitation, consumer fulfillment, retail distribution, kitting and assembly, reverse logistics, inventory management, shipping induction, tilt tray package sortation, inbound/outbound freight management and vendor managed inventory services, as well as, variable laser digital printing, mailing label printing, digital printing, print-on-demand, distribution of stored value/data cards, cutting, scoring and inserting, finishing and bindery, labeling and tabbing and mail co-mingling/pre-sort services (through outside vendors), at Seller’s facility located at 3357 H Southpark Place, Grove City, Ohio 43123 (the “Facility”) (the “Purchased Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer certain specific assets associated with the Purchased Business located at the Facility and assume certain of the liabilities relating to the Purchased Business, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01     Definitions. The following terms, as used herein, have the following meanings:

(a)     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

(b)     “Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, the Sublease and the Assignment and Assumption Agreement.

(c)     “Apportioned Obligations” shall have the meaning set forth in Section 8.03(b) hereof.

(d)     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement dated the Closing Date (as defined below) in substantially the form attached hereto as Exhibit C.

(e)     “Assumed Liabilities” shall have the meaning set forth in Section 2.03 hereof.

(f)      “Audit Rights” shall have the meaning set forth in Section 2.06(f) hereof.

(g)     “Bill of Sale” means the Bill of Sale dated the Closing Date, substantially in the form attached hereto as Exhibit B, pursuant to which Seller shall transfer the Purchased Assets to Buyer.

(h)     “Buyer Indemnified Parties” shall have the meaning set forth in Section 10.02 hereof.

(i)       “Buyer’s Damages” shall have the meaning set forth in Section 10.02 hereof.

(j)       “Buyer’s Indemnification Cap” shall have the meaning set forth in Section 10.06(b) hereof.

(k)      “Claimant” shall have the meaning set forth in Section 10.05(a) hereof.

(l)       “Closing” means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Article III.

(m)     “Closing Date” means the date on which the Closing and the consummation of the transactions contemplated in this Agreement actually occurs.

(n)     “Code” shall have the meaning set forth in Section 8.01 hereof.

(o)     “Contracts” shall mean the contracts, agreements, commitments or leases to which Seller is a party listed on Annex 1.01(o) hereto as such annex may be amended for the addition of contracts entered into in the Ordinary Course of Business by Seller after the date hereof.

(p)     “Customer Care Services” shall have the meaning set forth in Section 2.02(i)(ii) hereof.

(q)     “Damages” shall have the meaning set forth in Section 10.03 hereof.

(r)      “Defending Party” shall have the meaning set forth in Section 10.05(a) hereof.

(s)     “Earnout Contracts” shall have the meaning set forth in Section 2.06(c)(iii) hereof.

(t)      “Earnout Payments” shall have the meaning set forth in Section 2.06(c) hereof.

(u)     “Earnout Period” shall have the meaning set forth in Section 2.06(c) hereof.

(v)     “Employees” shall have the meaning set forth in Section 9.01(a) hereof.

(w)     “Environmental Costs” means, any actual cleanup costs, remediation or removal costs, losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments or damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise) arising out of or relating to or resulting from any Environmental Matters.

(x)      “Environmental Laws” means, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7501 et seq.; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.; the Emergency Planning and Community Right-to-Know-Act of 1986, 42 U.S.C. 11001 et seq., Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U. S.C. 300f et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other analogous federal, state or local law, statute, rule or regulation governing Environmental Matters, as the same exist as of the Closing Date, including any common law cause of action relating to Environmental Matters or alleging liability to pay Environmental Costs.

(y)     “Environmental Matters” means any matter arising out of, relating to or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(z)      “Equipment” shall mean all of Seller’s furniture, fixtures, machinery, equipment, computer hardware, servers, routers, operating systems, management systems, security systems, vehicles and other tangible personal property of Seller located at the Facility, except for those items listed on Annex 1.01(z) - Facility and including such other items of Seller located at Seller’s Buffalo facility listed on Annex 1.01(z) - Buffalo, together with all manufacturers’ warranties pertaining to the same, to the extent that such warranties may exist and be assignable.

(aa)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(bb)   “Excluded Assets” shall have the meaning set forth in Section 2.02 hereof.

(cc)    “Excluded Liabilities” shall have the meaning set forth in Section 2.04 hereof.

(dd)   “Existing Customer Contracts” shall mean the Contracts with Existing Customers listed on Annex 1.01(dd) as such annex may be amended for the addition of contracts entered into in the Ordinary Course of Business by Seller after the date hereof.

(ee)    “Existing Customers” shall mean the customers listed on Annex 1.01(ee) as such annex may be amended for the addition of new customers in the Ordinary Course of Business after the date hereof.

(ff)     “Existing Customer Group” shall have the meaning set forth in Section 2.06(c)(ii) hereof.

(gg)           “GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board or other applicable standard setting bodies.

(hh)          “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(ii)             “Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that are regulated by, or may form the basis of liability under, any Environmental Laws.

(jj)     “Independent Accounting Firm” shall have the meaning set forth in Section 2.06(e) hereof.

(kk)    “Initial Payment” shall have the meaning set forth in Section 2.06(b)(i) hereof.

(ll)     “Initial Payment Adjustment” shall have the meaning set forth in Section 2.07(b) hereof.

(mm)         “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) all mask works and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, network configurations and architecture protocols, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all computer software, software code (whether in object or source code form), subroutines and user interfaces (including, without limitation, data and related documentation) (collectively, “Software”); (vi) all other proprietary rights; (vii) all copies and tangible embodiments in any of the foregoing (in whatever form or medium); and (viii) all licenses, sublicenses and other assignments or permissions related to the property described in the foregoing clauses (i) - (vii).

(nn)          “Inventory” means the raw materials, manufacturing supplies, packaging materials, purchased products, finished goods, and work in progress owned by Seller and used or produced in the Purchased Business at the Facility.

(oo)           “Item Processing Services” shall have the meaning set forth in Section 2.02(i)(i) hereof.

(pp)           “Licensed Intellectual Property” means all Intellectual Property listed on Annex 1.01(pp) and used or held for use by or in connection with the Purchased Business.

(qq)           “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

(rr)             “Material Adverse Change” means any change, event, circumstance or effect that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(ss)           “Material Adverse Effect” means any change, event, circumstance or effect that, when considered individually or in the aggregate with all other adverse changes or effects is, or would reasonably be expected to be, materially adverse on the business, assets, financial condition or results of operations of the Purchased Business at the Facility taken as a whole; except for any effects on the Purchased Business resulting directly or indirectly from: (a) any adverse change in general economic or financial conditions to the extent equally impacting the Purchased Business and its competitors; or (b) any adverse changes in the industry in which the Purchased Business operates to the extent equally impacting its competitors.

(tt)             “Monthly Net Revenue Statement” shall have the meaning set forth in Section 2.06(d) hereof.

(uu)           “Negative Indication” shall have the meaning set forth in Section 11.01 hereof.

(vv)           “Net Revenues” shall have the meaning set forth in Section 2.06(c)(i) hereof.

(ww)          “Objection Notice” shall have the meaning set forth in Section 2.06(e) hereof.

(xx)            “Ordinary Course of Business” means an action taken by Seller in the ordinary course of the Purchased Business that is consistent with past customs and practices of Seller, including past practice with respect to quantity, amount, magnitude and frequency.

(yy)           “Parent” means ClientLogic Corporation, a Delaware corporation.

(zz)            “Permits” mean all permits, licenses, franchises, approvals, certificates or authorizations of any Governmental Entity required in order to permit Seller to carry on the Purchased Business, as more particularly described on Annex 1.01(zz).

(aaa)         “Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(bbb)        “Post-Closing Tax Period” shall have the meaning set forth in Section 8.01 hereof.

(ccc)          “Pre-Closing Tax Period” shall have the meaning set forth in Section 8.01 hereof.

(ddd)        “Purchase Price” shall have the meaning set forth in Section 2.06(a) hereof.

(eee)          “Purchased Assets” mean the Contracts, the Equipment, the Inventory, the Permits, and the Records.

(fff)           “Records” mean the business books and records of Seller (except for any Tax records or other records expressed in the form of corporate minutes) maintained in connection with, and necessary to continue the operation of, the Purchased Business as it is currently operated.

(ggg)        “Security Deposit” means the $50,000 paid by Buyer to Seller concurrent with the execution of that certain non-binding indication of interest between the parties dated as of July 10, 2006, in consideration of Seller’s agreement to exclusively negotiate with Buyer concerning the sale of the Purchased Assets.

(hhh)         “Seller Disclosure Schedule” shall have the meaning set forth in Article V hereof.

(iii)             “Seller Indemnified Parties” shall have the meaning set forth in Section 10.03 hereof.

(jjj)            “Seller’s Damages” shall have the meaning set forth in Section 10.03 hereof.

(kkk)         “Seller’s Knowledge”, “Known to Seller” and words of similar import refer to matters actually known, after reasonable and prudent inquiry with respect to such matters prior to Closing, by the following executive officer of Seller: Thomas Harbison.

(lll)            “Sublease” means the Sublease Agreement dated the Closing Date, between Seller and Buyer in substantially the form attached hereto as Exhibit A.

(mmm)      “Supplemental Schedule” shall have the meaning set forth in Section 7.09 hereof.

(nnn)        “Tax” shall have the meaning set forth in Section 8.01 hereof.

(ooo)        “Tax Legislation” means, collectively, the Code and all federal, state, municipal, foreign, or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction.

(ppp)        “Tax Return” shall have the meaning set forth in Section 8.01 hereof.

(qqq)        “Third Party Claim” shall have the meaning set forth in Section 10.05(a) hereof.

(rrr)           “Transition Services Agreement” means the Transition Services Agreement dated the Closing Date between Buyer and Seller in substantially the form attached hereto as Exhibit D, pursuant to which Seller shall provide certain IT, contact center management and item processing services for the continued operation of the Purchased Business by Buyer.

(sss)         “WARN Act Liabilities” shall have the meaning set forth in Section 9.04 hereof.

ARTICLE II

PURCHASE AND SALE

2.01     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to grant, sell, convey, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all right, title and interest in and to the Purchased Assets.

2.02     Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)     all of Seller’s cash and cash equivalents on hand (including all un-deposited checks) and in banks;

(b)     all accrued or billed accounts, notes and other receivables of Seller (Buyer acknowledges and agrees that Seller shall, either at or promptly after Closing, invoice customers for any work performed on or prior to the Closing Date for Seller’s account);

(c)     the business books and records of Seller (except for the Records) including, without limitation, all books and records relating to any Excluded Asset or Excluded Liability;

(d)     all of Seller’s right, title and interest in any intellectual property including, but not limited to, the Licensed Intellectual Property and the name “ClientLogic” and all derivatives thereof;

(e)     all of Seller’s internal and external signage which contains any of Seller’s trademarks or trade names;

(f)      all order management systems except for the rights to COPS licensed under the Transition Services Agreement;

(g)     insurance policies relating to the Purchased Business and all claims made under such policies prior to Closing, and all credits, proceeds, causes of action or rights thereunder;

(h)     any Tax assets of Seller or Affiliate of Seller, including, but not limited to, net operating loss carrybacks and carryforwards and tax credits; and

(i)      any and all of Seller’s assets not located at the Facility, including, without limitation, those used to provide the following services:

  (i)     digital scanning, key from image/paper, rebates management, warranties management and payment processing (collectively, the “Item Processing Services”); and

  (ii)    in bound, multi-channel (voice, email, chat), customer service, order processing, technical support and sales retention (collectively, the “Customer Care Services”).

2.03    Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing, to assume the following liabilities (the “Assumed Liabilities”):

(a)     The liabilities and obligations of Seller arising under the Contracts including, without limitation, Seller’s obligation to reimburse or pay the Existing Customers for any Customer Inventory (as defined below) variance regardless of whether the actual amounts of such variance equate to the Aggregate Customer Inventory Variance Amounts (as defined below) which reduce the amount of the Initial Payment as set forth in Section 2.08;

(b)     The outstanding indebtedness, including all principal of Seller to Alliance Entertainment Corporation (“Alliance”) as of the Closing under that certain Agreement of Sale dated as of August 31, 2006 between Seller and Alliance for the carton erector located at the Facility;

(c)     Any other liabilities and obligations of Seller assumed pursuant to the Assignment and Assumption Agreement; and

(d)    Any and all liabilities and obligations of Seller otherwise arising out of Buyer’s operation and ownership of the Purchased Business and Purchased Assets from and after the Closing Date.

2.04    Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller, any Affiliate (or any predecessor owner of all or part of its business and assets) or any employee, business partner, contractor or agent of Seller of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations (including, without limitation, any Seller’s Non-Transaction Related WARN Act Liabilities (as defined below) or Taxes arising from or related to Seller’s operation of the Purchased Business prior to Close) shall be retained by and remain obligations and liabilities of Seller, its Affiliates, employees, business partners, contractors or agents (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

2.05    Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

2.06    Purchase Price; Earnout.

(a)     Purchase Price. Subject to adjustment as set forth herein, the purchase price for the Purchased Assets shall be one million eight hundred thousand dollars ($1,800,000) as adjusted and increased pursuant to Section 2.06(c) (Earnout Payments) and Section 2.07 (Initial Payment Adjustment) (as so adjusted and increased, the “Purchase Price”).

(b)     Payment of Purchase Price. Buyer shall pay the Purchase Price as follows:

  (i)    the sum of one million dollars ($1,000,000), less the Security Deposit, payable in cash or immediately available funds at the Closing (the “Initial Payment”), as such amount may be adjusted pursuant to Section 2.07(b);

  (ii)           eight hundred thousand dollars ($800,000) payable in cash or immediately available funds on or before January 2, 2007; and

  (iii)          the Earnout Payments shall be paid pursuant to the terms of Section 2.06(c), (d) and (e).

(c)     Earnout. In further consideration for the sale of the Purchased Assets, for the period commencing on or before April 1, 2007, as determined by Buyer, and continuing for a twelve (12) month period thereafter (the “Earnout Period”), Buyer shall pay to Seller monthly earnout payments in arrears (collectively, the “Earnout Payments”) in an amount equal to the sum of:

  (i)            ten percent (10%) of all gross revenues determined in accordance with GAAP generated from services performed during the applicable month (net of any pass through costs such as freight and supplies) (“Net Revenues”) under the Existing Customer Contracts or any amendments or extensions thereto or renewals or novations thereof; plus

  (ii)           five percent (5%) of all Net Revenues under new contracts (for business not historically performed by Seller) with the Existing Customers (and/or with existing purchasing groups or same business owners) or their Affiliates, subsidiaries, successors or assigns (the “Existing Customer Group”); plus

  (iii)          five percent (5%) of all Net Revenues under new contracts with the not more than three customers designated by Seller set forth on Annex 2.06(c)(iii) and reasonably acceptable to Buyer and which are otherwise not members of the Existing Customer Group. (The contracts referred to in subparts (i), (ii), and (iii) above are collectively referred to as the “Earnout Contracts”).

Notwithstanding the foregoing, Net Revenues generated under new contracts with Existing Customers covering the same business generated as of the Closing under Existing Customer Contracts shall be considered Net Revenues generated under Existing Customer Contracts pursuant to Section 2.06(c)(i).

(d)             Monthly Net Revenue Statement. Buyer shall deliver Seller a statement with respect to each month during the Earnout Period (the “Monthly Net Revenue Statement”) of Net Revenue under the Earnout Contracts as well as a detailed accounting of accrued Earnout Payments on or before the fifteenth (15th) day following the end of each month during the Earnout Period. Buyer shall pay Seller each Earnout Payment on or prior to the 30th day of the month immediately following the month during which the Net Revenue of which the Earnout Payments are derived was generated. For example, for Net Revenue generated in September 2007, Buyer will deliver the Monthly Net Revenue Statement for September 2007 on or before October 15, 2007, and shall make the Earnout Payments for September 2007 on or before October 30, 2007.

(e)             Earnout Payments Dispute. The Monthly Net Revenue Statement shall be prepared in a manner to properly state Net Revenue and the applicable Earnout Payments and shall be certified by an appropriate officer of Buyer. Each Monthly Net Revenue Statement shall become final on the tenth business day after its receipt by Seller unless Seller provides written notice of its objections with respect to the Monthly Net Revenue Statement (the “Objection Notice”) to Buyer on or before such date, in which case Buyer shall make only the Earnout Payment in respect thereof not in dispute. Any Objection Notice shall specify in reasonable detail the nature of any objections so asserted, the specific dollar amount and the basis therefor. During the 10-business day period after receipt of an Objection Notice, Buyer and Seller shall work in good faith in an attempt to resolve, in writing, any differences that they may have with respect to any matter specified in the Objection Notice. If, at the end of such 10-business day period, Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute shall be submitted to an independent regionally recognized firm of certified public accountants mutually agreed to by Buyer and Seller (and, failing such agreement between Buyer and Seller within five business days following the end of such 10-business day period, to an office of Crowe, Chizek and Company, LLP located in the United States) (the “Independent Accounting Firm”). Buyer and Seller will instruct the Independent Accounting Firm to provide its determination of the matters in dispute within 45 days after their submission to the Independent Accounting Firm. The Independent Accounting Firm shall not hear any oral testimony regarding the matters in dispute, but may request and accept written submissions. The decision of the Independent Accounting Firm will be final and binding upon the parties. The parties shall each be responsible for and pay one half of the fees and expenses of the Independent Accounting Firm. If an Objection Notice is timely received by Buyer, the Monthly Net Revenue Statement (as revised in accordance with the clause below), shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to all matters specified in the Objection Notice with respect to the statement in question or (y) the date all disputed matters with respect to the statement in question are finally resolved in writing by the Independent Accounting Firm. Within ten (10) days of the final determination of the Monthly Net Revenue Statement: (i) if the undisputed Earnout Payment made by Buyer is less than the Earnout Payment as finally determined, then Buyer shall pay to Seller, in immediately available funds, the amount of such deficiency; or (ii) if the undisputed Earnout Payment is greater than the Earnout Payment as finally determined, then such amount shall become a disputed amount and be subject to the dispute resolution procedures set forth in this Section 2.06(e).

(f)              Audit Rights. Buyer shall permit Seller and any of its representatives access during normal business hours and upon reasonable notice, to Buyer’s books, records and relevant employees, and will furnish any and all information reasonably necessary for the purpose of Seller’s review and/or audit (the “Audit Rights”) of any determination of Net Revenues and related Earnout Payments contemplated by this Section. Seller shall provide written notice to Buyer of Seller’s request to audit, unless an Objection Notice has been delivered, in which case such limitation shall not apply and Audit Rights shall be granted for the purpose of reviewing the applicable determination of Net Revenues and related Earnout Payments.

(g)            Covenants Related to the Earnout Payments. During the Earnout Period, Buyer shall act in good faith and perform services under the Earnout Contracts in the ordinary course and pursuant to the terms thereof and provide quality service in a timely manner that meets the quality standards and criteria currently maintained by Seller, including, but not limited to, funding and supporting the Purchased Business in a reasonable and businesslike manner. As amplification and not in limitation of the foregoing, in connection with the Purchased Business, Buyer shall not, without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or denied:

  (i)             take any action intended to reduce Net Revenues for the purpose of reducing the Earnout Payments;

  (ii)           permit to exist, take any action or enter into any agreement with lenders that would prohibit or otherwise restrict the Earnout Payments as contemplated herein;

  (iii)          take any action in bad faith that would be unfairly prejudicial or discriminatory to the interests of Seller in receiving the Earnout Payments;

  (iv)          take any action that would change, in any way, the manner in which the Net Revenues of the Purchased Business are calculated as of the Closing, unless required by GAAP;

  (v)           breach any Earnout Contract or other agreement directly or indirectly related to the provision of the Purchased Business, or take or fail to take any action, which, as a result of the passage of time, would cause a breach to any Earnout Contract;

  (vi)          cancel or otherwise terminate any Earnout Contract and subsequently reenter a new agreement with such customer to avoid or alter the applicable Earnout Payment; or

  (vii)         violate any applicable laws, authorizations, permits and licenses, except to the extent such violation would not have an adverse economic effect on the Earnout Payments.

(h)             Transfer of Purchased Assets or Contracts. In the event that Buyer sells or otherwise transfers any of the Purchased Assets or the Earnout Contracts during the Earnout Period, Buyer shall pay a one time payment to Seller concurrently with the consummation of the sale or transfer equal to ten percent (10%) of the product of the average monthly Net Revenue (based upon the prior twelve months actual revenue) attributable to such sold or transferred Purchased Asset or Earnout Contract multiplied by the number of remaining months (including portions thereof) in the Earnout Period at the time of such sale or transfer. Notwithstanding the foregoing, Buyer shall continue to pay any and all applicable Earnout Payments, as contemplated in Section 2.06(c), on the Purchased Assets or Earnout Contracts which are not transferred during the Earnout Period and only on such Purchased Assets or Earnout Contracts.

2.07`    Prorations; Initial Payment Adjustment

(a)             Except to the extent taken into account in the Purchased Assets purchased hereunder and in the calculation of the Purchase Price, all income and operating expenses pertaining to the conduct and operation of the Purchased Business shall be prorated as of the Closing, so that, as between Seller and Buyer, Seller shall receive all revenues related to the period prior to the Closing and be responsible for all expenses, costs and liabilities allocable to the period prior to the Closing and Buyer shall receive all revenues related to the period commencing on or after the Closing and be responsible for all expenses, costs and liabilities allocable on or after the Closing. For clarity, any prepayment of payroll and/or employee benefit costs by Seller and applicable to any period after the Closing Date shall be promptly reimbursed to Seller by Buyer on a pro-rata basis.

(b)             The Initial Payment shall be: (i) increased by the amount of any pre-paid expenses (most notably pass-through expenses), including, any Inventory on hand related to the Purchased Business and/or deposits related to the Purchased Assets; (ii) decreased by any deposits held by Seller pursuant to any Contracts; and (iii) decreased by the Aggregate Customer Inventory Variance Amount (as defined below), if any, determined for each Existing Customer pursuant to Section 2.08 hereof (the “Initial Payment Adjustment”). At or before the Closing, Buyer and Seller shall agree to a mutually acceptable calculation of the Initial Payment Adjustment, which shall be determined by the parties in good faith and in accordance with GAAP.

2.08     Reconciliation of Customer Inventory

(a)            Buyer has previously selected and delivered or informed Seller of a representative mix of certain percentages of Seller’s SKU’s for the inventory owned by each Existing Customer and held for use in the Purchased Business by Seller at the Facility (with the exception of inventory owned by Supply Chain Alliance which inventory was reconciled in June 2006) (the “Customer Inventory”). Seller has cycle counted the Customer Inventory by Existing Customer attributable to such selected SKU’s. Based on such cycle count of each Existing Customer, Seller has determined in good faith the amount of any net shrinkage variance in the value of the counted SKU’s in excess of the applicable contractual shrinkage threshold established in the Existing Customer Contract for the selected SKU’s (the “Aggregate Sample SKU Variance”) on a per Existing Customer basis. The Aggregate Sample SKU Variance shall then be divided by the percentage of cost of goods sold (“COGS”) such SKU’s represent to determine the estimated amount of Customer Inventory variance across all of the Customer Inventory (the “Aggregate Customer Inventory Variance Amount”). The Initial Payment shall be reduced dollar for dollar by the Aggregate Customer Inventory Variance Amount, if any, determined for each Existing Customer and Buyer shall assume Seller’s obligation to reimburse or pay the Existing Customers for any actual Customer Inventory variance regardless of whether the actual amounts of such variances equate to the Aggregate Customer Inventory Variance Amounts which reduce the amount of the Initial Payment as provided above. The parties acknowledge and agree that the Aggregate Customer Inventory Variance Amount has been determined to be $362.00.

(b)            For greater clarity assume: (i) Microsoft’s applicable Customer Inventory has a value of $1,307,310; (ii) 5% of Microsoft’s SKUs selected by Buyer in the manner provided above have a value of $250,000 (the “COGS Amount”); (iii) the accounting of the selected Microsoft SKU’s concludes with an accuracy of 99.15%, equaling $247,875.00 of the COGS Amount (the “Representative Amount”); and (iv) Seller’s contractual obligation for Microsoft’s Customer Inventory pursuant to the Existing Customer Contract is 99.8%, which allows for a .2% variance and subtracting the allowable variance from the COGS Amount equals $500.00 (the “Allowable Variance Amount”).

(c)             For purposes of this example the Aggregate Customer Inventory Variance Amount for the Microsoft Customer Inventory would be calculated by subtracting the Representative Amount ($247,875) from the COGS Amount ($250,000) to equal $2,125.00. The Allowable Variance Amount ($500) would then be subtracted from such value to equal $1,625.00. Since the COGS Amount represents 19.12% of COGS for the Microsoft business, $1,625.00 would then be divided by 19.12% resulting in an Aggregate Customer Inventory Variance Amount for Microsoft equal to $8,498.95.

ARTICLE III

THE CLOSING

3.01      The Closing. The Closing shall take place on the Closing Date at the offices of Frost Brown Todd LLC, Nashville, Tennessee, at 10:00 a.m., local time or at such other time and place to which the parties shall mutually agree.

3.02      Items to Be Delivered at the Closing by Seller. At the Closing, Seller will sign and deliver or cause to be delivered to Buyer:

(a)             Each of the Ancillary Agreements;

(b)             An executed Non-Competition Agreement between Thomas Harbison and Buyer substantially in the form attached hereto as Exhibit E;

(c)             Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets;

(d)             Such other instruments and documents as Buyer reasonably deems necessary to effect the transaction contemplated by this Agreement;

(e)             An executed certificate of Seller, certifying to Buyer: (i) the accuracy of the representations and warranties set forth in Article V hereof and compliance with Seller’s covenants set forth in this Agreement and (ii) that all of the applicable conditions contained in Article IV have been satisfied except those, if any, waived in writing by Buyer;

(f)              An executed certificate of the Secretary of Seller certifying to Buyer: (i) the incumbency of the officers of Seller on the date of this Agreement and the Closing Date and bearing the authentic signatures of all such officers who shall sign this Agreement, the Ancillary Agreements and any additional documents contemplated by this Agreement; and (ii) the duly adopted resolutions of the directors of Seller authorizing: (a) the transfer of the Purchased Assets and the Assumed Liabilities by Seller; and (b) the signing, delivery and performance of this Agreement, the Ancillary Agreements and all other documents and instruments by Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(g)             An executed Master Services Agreement dated as of the Closing Date between Seller and Buyer, in form and substance satisfactory to Buyer and Seller setting forth the terms and conditions upon which Buyer is willing to provide to Seller and Seller is willing to acquire from Buyer, certain lettershop and related services to permit Seller to continue to service Earthlink and Gevalia (the “Earthlink/Gevalia Master Services Agreement”); and

(h)             An executed License Agreement dated as of the Closing Date between Buyer and Seller, in substantially the form attached hereto as Exhibit F which sets forth the terms and conditions upon which Seller is willing to grant to Buyer and Buyer is willing to accept from Seller, a perpetual license to use the Licensed Intellectual Property (the “License Agreement”).

3.03      Items to Be Delivered at the Closing by Buyer. At the Closing, Buyer will sign and deliver or cause to be delivered to Seller:

(a)             The Initial Payment net of the Security Deposit, and as adjusted for the Initial Payment Adjustment;

(b)             The Assignment and Assumption Agreement;

(c)              The Sublease;

(d)             The Transition Services Agreement;

(e)             Such other instruments and documents as Buyer reasonably deems necessary to effect the transaction contemplated by this Agreement;

(f)              An executed certificate of Buyer, certifying to Seller: (i) the accuracy of the representations and warranties set forth in Article VI hereof and compliance with Buyer’s covenants set forth in this Agreement and (ii) that all of the applicable conditions contained in Article IV have been satisfied except those, if any, waived in writing by Seller;

(g)             An executed certificate of the Secretary of Buyer certifying to Seller: (i) the incumbency of the officers of Buyer on the date of this Agreement and the Closing Date and bearing the authentic signatures of all such officers who shall sign this Agreement, the applicable Ancillary Agreements and any additional documents contemplated by this Agreement; and (ii) the duly adopted resolutions of the directors of Buyer authorizing the signing, delivery and performance of this Agreement and all other agreements, documents and instruments contemplated herein by Buyer, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(h)             The Earthlink/Gevalia Master Services Agreement in form and substance satisfactory to the parties; and

(i)              The License Agreement.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING

4.01      Mutual Conditions. The obligations of the parties hereto to consummate the transactions contemplated hereby are subject to fulfillment of the following conditions:

(a)             No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Entity which prevents the consummation of the transactions contemplated hereby.

(b)             No action, litigation or proceeding shall be instituted by any Governmental Entity that seeks to prevent consummation of the transactions contemplated hereby or seeking material damages in connection with the transactions contemplated herby that continued to be outstanding.

(c)             The Closing shall have occurred on or before September 30, 2006, unless otherwise mutually agreed to by the parties.

(d)            The parties shall have obtained all required written or other consents to the assignment of all Contracts and the Contract with Microsoft requiring bifurcation shall have been so bifurcated to the satisfaction of the Buyer and Seller in their sole discretion.

4.02      Conditions to Buyer’s Obligations. The obligations of Buyer to be performed under this Agreement are subject to the satisfaction at the Closing of each of the following conditions, unless otherwise waived in writing by Buyer:

(a)             The representations and warranties of Seller herein contained shall be true at the Closing Date with the same effect as though made at such time, Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer the items set forth in Section 3.02.

(b)             Buyer shall be satisfied with the results of its due diligence investigations of the Purchased Business.

4.03     Conditions to Seller’s Obligations. The obligations of Seller to be performed under this Agreement are subject to the satisfaction at the Closing of each of the following conditions, unless otherwise waived in writing by Seller:

(a)             Buyer shall have delivered, or cause to be delivered, to Seller the Initial Payment as provided in Section 2.06; and

(b)             The representations and warranties of Buyer herein contained shall be true at the Closing Date with the same effect as though made at such time, Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller the items set forth in Section 3.03.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule (“Seller Disclosure Schedule”) dated as of the date hereof and delivered herewith to Buyer (which Seller Disclosure Schedule shall identify the section and subsection to which each disclosure therein relates), but updated by Seller as of the Closing, Seller hereby represents and warrants to Buyer, solely as such representations and warranties affect or relate to the Purchased Business and the Purchased Assets and not the other business and activities of Seller and its Affiliates, as of the date hereof and as of the Closing Date that:

5.01     Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents, permits and approvals required to carry on the Purchased Business as now conducted. Copies of all such licenses, authorizations, consents, permits and approvals shall be delivered to Buyer prior to the Closing. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

5.02             Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each Ancillary Agreement have been duly executed and delivered by Seller, as applicable, and constitute valid and binding agreements of Seller enforceable in accordance with their terms.

5.03             Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Seller; (b) contravene or conflict with any material provision of any law, regulation, judgment, injunction, order, permit or decree binding upon or applicable to Seller, the Purchased Assets or the Purchased Business; (c) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Purchased Assets or the Purchased Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller; (d) result in the creation or imposition of any Lien on any Purchased Asset; or (e) violate or conflict with or constitute a default under any agreement, instrument, or writing of any nature to which Seller is a party or to which Seller or any of the Purchased Assets or Assumed Liabilities is subject.

5.04              Title to and Condition of the Purchased Assets. Seller has good and marketable title to, or valid leasehold interests in, all of the Purchased Assets free and clear of all Liens. The fixed asset portion of the Purchased Assets used to support revenue of the Purchased Business (excluding any Purchased Assets in storage and not currently in use) is in good working order (ordinary wear and tear excepted).

5.05              Litigation. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending, or to Seller’s Knowledge, threatened against or affecting, the Purchased Business or any Purchased Asset or any Assumed Liability, or the transactions contemplated hereby before any court or arbitrator or any Governmental Entity or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

5.06             Material Contracts. Each Contract is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. Seller has given or made available to Buyer true and correct copies of each Contract.

5.07              Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller or any of its respective Affiliates or from Buyer upon consummation of the transactions contemplated by this Agreement.

5.08             Compliance with Laws. Seller has not received any written notice or, to Seller’s Knowledge, any oral notice, asserting any noncompliance in any material respect by it with any applicable statute, rule or regulation, whether federal, state, provincial, municipal, local, or foreign, from any Governmental Entity having jurisdiction over it with respect to the Purchased Business. Seller is not in default with respect to any judgment, order, injunction or decree of any Governmental Entity in any respect material to the transactions contemplated hereby.

5.09              Intellectual Property. To Seller’s Knowledge, there is no claim by any third party contesting the use or ownership of any of the Licensed Intellectual Property by Seller. To Seller’s Knowledge, the Licensed Intellectual Property and Intellectual Property to be used by Buyer pursuant to the Transition Services Agreement constitute all the Intellectual Property used by Seller in the operation of the Purchased Business as presently conducted. The Licensed Intellectual Property is not subject to any Liens. Neither Seller nor the Purchased Business has infringed, misappropriated, and the operation of the Purchased Business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party. Seller has not received any written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Licensed Intellectual Property from any third party). To Seller’s Knowledge, no third party has infringed or misappropriated any of the Licensed Intellectual Property.

5.10             Employees and Labor Relations Matters. Annex 5.10 contains a list of all Employees, as of the date of this Agreement, including a description of all compensation arrangements and a list of all benefits, vacation, employment, recognized service date and title affecting such persons and a description of the basis for their compensation. There are currently no Employees on a paid or unpaid leave of absence. Except as provided in this Agreement and only with respect to the Purchased Business:

(a)             each Employee is an “at-will” employee and there are no collective bargaining agreements, commission, compensation or severance agreements of any kind between Seller and any of its employees;

(b)             there is no unfair labor practice charge, complaint or other action against Seller pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, and Seller is not subject to any order to bargain by the National Labor Relations Board;

(c)             there is no charge, complaint, dispute, grievance, arbitration or any discrimination, wage and hour, wrongful or constructive termination, or any other employment-related claim against Seller pending, or to Seller’s Knowledge threatened under any federal, state or local labor or employment laws or regulations, or based on contract, tort or other common law theories and none has occurred; and

(d)             there is no labor strike, dispute, request for representation, slowdown or stoppage that has occurred in the last two years that is currently pending or, to Seller’s Knowledge, threatened against Seller.

5.11              Absence of Certain Changes. Since June 29, 2006, there has not been, in each case only with respect to the Purchased Business:

(a)              any Material Adverse Change in the Purchased Business or any of the Purchased Assets;

(b)             any damage, destruction or loss, whether or not covered by insurance, materially affecting the Purchased Assets;

(c)              any increase in compensation payable or to become payable to any of the Employees, or any bonus payment made or promised to any Employee, or any change in personnel policies, insurance benefits or other compensation arrangements affecting the employees of Seller, except for increases or changes substantially in accordance with existing employment practices;

(d)             any sale, assignment, lease or other transfer of any property of Seller included among the Purchased Assets, except in the Ordinary Course of Business or in connection with the acquisition of similar property or assets; or

(e)             any sale, assignment, transfer, abandonment or lapse on the part of Seller of any material Permits or Licensed Intellectual Property.

5.12              Customers. Seller has not received from any Existing Customer a written statement or notice that such Existing Customer intends to discontinue or materially reduce its purchases of products or services under the Existing Customer Contracts.

5.13              Assets. To Seller’s Knowledge, the Purchased Assets and assets to be used and/or licensed by Buyer pursuant to the Transition Services Agreement and the License Agreement comprise substantially all of the assets, except for the Excluded Assets, used by Seller to conduct the Purchased Business in the manner presently conducted by Seller.

5.14              Environmental Matters. Seller has obtained all material permits, licenses, registrations, consents and other authorizations that are required with respect to the operation of the Purchased Business under any applicable Environmental Law, and all such permits are in full force and effect. To Seller’s Knowledge, all of the real property leased by Seller and subject to the Sublease is free of all contamination arising from, relating to, or resulting from any Hazardous Substances that could cause Seller to incur any Environmental Costs. To Seller’s Knowledge, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets owned, operated or controlled in whole or in part by Seller. Seller is now and has always been in material compliance with Environmental Laws applicable to the Purchased Business. Seller has not been requested or required in writing by any Governmental Entity at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter. In addition, to Seller’s Knowledge, Seller has not been requested or required, in any unwritten communication, by any Governmental Entity at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

5.15              Disclaimer of Other Representations and Warranties. Except as set forth in this Agreement, Seller makes no representation or warranty, whether express or implied, at law or in equity, with respect to the Purchased Business, Seller, or the Purchased Assets and all other representations or warranties are hereby expressly disclaimed. Without limiting the foregoing, all warranties or merchantability or fitness for a particular purpose are expressly disclaimed and BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATION OR WARRANTY CONCERNING: (I) ANY USE TO WHICH THE PURCHASED ASSETS MAY BE PUT; (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE PURCHASED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES; OR (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE PURCHASED ASSETS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

6.01              Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

6.02              Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.

6.03             Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not: (a) contravene or conflict with the articles of incorporation or bylaws of Buyer; or (b) contravene or conflict with any material provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; (c) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination cancellation or acceleration of any right or obligation of Buyer; or (d) violate or conflict with or constitute a default under any agreement, instrument, or writing of any nature to which Buyer is a party or by which Buyer is bound.

6.04              Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which may have a material adverse effect on Buyer or its ability to purchase and operate the Purchased Assets.

6.05              Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

6.06              Financing. Buyer has sufficient funds available to purchase the Purchased Assets and to perform its obligations under the Ancillary Agreements.

6.07             Independent Investigation. Buyer acknowledges, represents and warrants that prior to Buyer’s execution of this Agreement: (a) Buyer has had an opportunity to fully examine and inspect the Purchased Assets; (b) Buyer has accepted the foregoing physical condition, value, financing status, use, operation, tax status, income and expenses of the Purchased Assets; and (c) Buyer has decided to purchase the Purchased Assets solely on the basis of its own independent investigation.

ARTICLE VII

COVENANTS

The parties, as indicated, hereto agree that:

7.01             Conduct of Business Before Closing. Except as consented to in writing by Buyer, which consent shall not be unreasonably withheld, from the date of this Agreement and through the Closing, Seller shall:

(a)             conduct the affairs of the Purchased Business in the Ordinary Course of Business;

(b)            use commercially reasonable efforts to maintain existing relations and goodwill with its customers, landlords, Employees, consultants and other Persons having business relationships with the Purchased Business consistent with the conduct of the Purchased Business in the Ordinary Course of Business;

(c)             not sell or otherwise dispose of any of the Purchased Assets, except for the sales of Inventory in the Ordinary Course of Business;

(d)             not take any action that would have a Material Adverse Effect;

(e)             not take any action that, if taken on or before the date of this Agreement would have caused any of the representation and warranties contained in Article V to be untrue.

(f)              not agree to amend, modify or terminate any Contract that is included among the Purchased Assets (or waive any substantial right thereunder);

(g)            not grant any increase in compensation payable or to become payable to any of the Employees, or make or promise any material bonus payment to any such Employee, or make any material change in personnel policies, insurance benefits or other compensation arrangements affecting the Employees, except in the Ordinary Course of Business;

(h)             confer with Buyer before implementing operational changes of a material nature.

7.02              Customer Meetings. From the Date of this Agreement until the Closing Date, Seller shall cooperate in facilitating one introduction and meeting between Buyer and each Existing Customer; provided, however, that any and all communications between Buyer and such Existing Customers shall only take place in the presence of Seller. Notwithstanding the foregoing, Buyer shall be afforded a reasonable opportunity during such meeting to communicate in private with each Existing Customer.

7.03             Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer all of Seller’s rights and interests in and to the Purchased Assets.

7.04             Certain Filings. Seller and Buyer shall cooperate with each other: (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.05             Public Announcements. The parties agree to consult with each other and obtain the other party’s written approval before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and written approval.

7.06             Confidentiality. Seller and its Affiliates will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller or its Affiliates, in connection with the transactions contemplated by this Agreement. Buyer and its Affiliates will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller furnished to Buyer or its Affiliates, in connection with the transactions contemplated by this Agreement. All confidential documents and information furnished hereunder shall be held in confidence, except to the extent that such information can be shown to have been: (i) previously known on a nonconfidential basis by the receiving party; (ii) in the public domain through no fault of the receiving party; or (iii) later lawfully acquired by the receiving party from sources other than the disclosing party not in violation of any confidentiality obligation. Notwithstanding the foregoing, the terms and conditions of that certain Confidentiality Agreement between Seller and Buyer dated April 26, 2006 shall remain in full force and effect.

7.07             Non-Competition. Except for the provision of letter shop services to Earthlink, Gevalia and Philip Morris and except for services performed pursuant to the Transition Services Agreement, neither Parent nor Seller nor any Affiliate under the control of Parent or Seller will, for a period of three years after the Closing Date (the “Restricted Period”), provide services of the nature conducted as of the date of this Agreement in the Purchased Business in competition with the Purchased Business in the United States or invest equity capital in, or make any loan to, any Person that directly competes with the Purchased Business in the United States; provided, however, for clarity, nothing herein shall prohibit Parent or Seller or any Affiliate under the control of Parent or Seller from soliciting or bidding on or accepting any integrated customer proposal, contract or service offering which includes services of the nature conducted as of the date of this Agreement in the Purchased Business (collectively, the “Permitted Activities”) as long as Seller sends a written notice to Buyer (the “Offer Notice”) offering to Buyer the right (subject to acceptance by the ultimate customer and the terms set forth in the Offer Notice) to provide the fulfillment services portion of the Permitted Activities on terms described in the Offer Notice. Buyer shall have ten (10) business days after receipt of the Offer Notice to respond. Upon the earlier of the expiration of such 10-business day period or Buyer electing, in writing, not to provide the fulfillment services portion of the Permitted Activities on the terms set forth in the Offer Notice, then a Person other than Buyer may provide such fulfillment services on terms no more favorable than those set forth in the Offer Notice. For greater clarity, while a Person other than Buyer may provide such fulfillment services, neither Seller, Parent nor any Affiliate under the control of Seller or Parent shall (singularly or jointly with one another) provide such fulfillment services or subcontract for the performance of such fulfillment services. If any Person violates or attempts to violate the covenant set forth in this Section 7.07, Buyer will be entitled to have and obtain injunctive relief in any court having jurisdiction to enforce such covenants to prevent and terminate any violation or attempted violation hereof, and may have and recover from the violating party any appropriate damages for any violations of the covenants made herein. The parties expressly agree that the indemnity threshold and limitation of liability provisions of Article X shall not apply to restrictive covenants set forth in this Section 7.07. If the time or subject area limitations, or both, contained herein are held by any court of competent jurisdiction to be unreasonable or otherwise unenforceable, this covenant will nevertheless be enforceable for such lesser time or lesser area, or both, as the court shall find reasonable. In addition, during the Restricted Period, Seller shall not provide any Customer Care Services, Item Processing Services or order management services to any programs supported under the Earnout Contracts.  Seller and Parent each acknowledge that their covenants contained in this Section 7.07 are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by Seller, Parent or any of their respective Affiliates, Buyer will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, Buyer, shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller, Parent or any of their respective Affiliates from committing any act in breach of any covenant contained in this Section 7.07. If Buyer is obliged to resort to the courts for the enforcement of any of the covenants contained in this Section 7.07, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

7.08             Exclusivity. From the date of this Agreement through the Closing, neither Seller or Parent nor any of their respective directors, officers, employees, agents or Affiliates shall directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to, or enter into or consummate any transaction relating to, the acquisition of any of the Purchased Assets; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

7.09              Notification. Between the date hereof and the Closing Date, Seller will notify Buyer of any fact or condition that causes or constitutes a breach of any of Seller’s representations, warranties and/or covenants made as of the date of this Agreement. Seller shall deliver to Buyer prior to Closing a supplemental schedule specifying any such facts or conditions, as well as a revised supplemental Seller Disclosure Schedule (collectively, “Supplemental Schedule”). The delivery of a Supplemental Schedule shall not affect any rights of Buyer under Article XI; provided, however, if subsequent to the receipt of a Supplemental Schedule, Buyer and Seller close the transaction contemplated by this Agreement, Buyer shall have no indemnity right under Article X hereof with respect to the items set forth on such Supplemental Schedule.

7.10              Retention of and Access to Records. For a period of five (5) years from and after the Closing Date, Buyer shall: (a) preserve all Records related to the Purchased Business for periods ending on or prior to the Closing Date: (b) provide the Seller and its representatives, at the Seller’s request and expense, reasonable access during normal business hours to the Records (and the right to make copies of the Records) relating to periods ending on or prior to the Closing Date; and (c) provide the cooperation of such employees, officers and directors of the Buyer as the Seller or any of its representatives may reasonably request, in each case as may be reasonably necessary for litigation, preparation of financial statements, Tax Returns, audits or other valid business purposes; provided that the foregoing actions do not materially interfere with the operation of the business of the Buyer. The Seller may retain copies of the Records as may be reasonably necessary for preparation of Tax Returns and audits or defense of litigation directly related to any of the foregoing, provided that an original copy of such documents shall remain in the Buyer’s possession.

ARTICLE VIII

TAX MATTERS

8.01              Tax Definitions. The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax or governmental fee, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.02          Allocation of Purchase Price. Within sixty (60) days of the Closing Date, Seller shall provide to Buyer a draft IRS Form 8594 and required exhibits thereto with the allocation of the Initial Payment (including fixed and determinable Assumed Liabilities set forth in the Assignment and Assumption Agreement) among the asset classes set forth on IRS Form 8594. Seller shall provide Buyer by January 31, 2008 and January 31, 2009, a draft of supplemental IRS Forms 8594 required by Treas. Reg. § 1.1060-1(e)(1)(ii)(B), which allocates all payments of Purchase Price and Earnout Payments made to Seller in 2007 and 2008, respectively, among the applicable asset classes set forth on IRS Form 8594. All IRS Forms 8594 required in connection with the transactions contemplated herein shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury regulations thereunder. Within fifteen (15) days of receiving the draft IRS Form 8594, Buyer shall provide Seller comments to the draft IRS Form 8594. Seller and Buyer shall cooperate in agreeing to the allocations required by Section 1060 and the Treasury regulations thereunder. Seller and Buyer agree: (a) to file their federal and state income tax returns consistent with such agreed-to IRS Forms 8594; and (b) that neither shall thereafter take a Tax Return position inconsistent with such IRS Forms 8594 unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

8.03          Tax Cooperation; Allocation of Taxes.

(a)             Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Purchased Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Purchased Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section. In addition, Buyer and Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or Seller) and each party agrees to afford the other reasonable access to such records during normal business hours and upon reasonable notice.

(b)            All real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Such amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if a portion of such bill is attributable to the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.02(b) by reason of a portion of such ad valorem Taxes being attributable to either the Pre-Closing Tax Period or the Post-Closing Tax Period, the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c)             Any transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be borne and paid by Buyer when due, and Buyer shall promptly reimburse Seller for any such amounts paid by Seller and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes.

ARTICLE IX

EMPLOYEE BENEFITS

9.01      Employee Covenants.

(a)             Termination of Employees. Seller agrees to terminate the employment of the employees listed on Annex 9.01(a) (the “Employees”) immediately before the Closing.

(b)             Employment Offers. Subject to Section 9.01(c), Buyer shall make offers of at-will employment to all Employees (except for those Employees on long term disability) promptly after the Closing.

(c)             Drug Testing. Seller shall make commercially reasonable efforts to conduct drug testing on all employees on or before August 24, 2006. To the extent permitted by law or as otherwise advised by counsel, on or before the Closing, Seller shall terminate all Employees that do not pass their drug test and Buyer shall have no obligation to make an offer for employment to such Employee(s) after the Closing.

(d)             Employees Terms.

  (i)        Salary. Buyer agrees to provide the Employees with base hourly wage or annual base salary, as the case may be, no less favorable to each Employee than what each Employee was receiving from Seller on the date immediately prior to the Closing Date as listed on Annex 5.10.

  (ii)       Benefits. Buyer agrees to give credit to each Employee for all applicable calculations of years of service, waiting periods and prerequisites so that eligibility for, or employee benefits provided to such person shall be substantially comparable as if such person had been employed by Buyer equal to his or her employment with Seller.

(e)         Retention Bonuses. Annex 9.01(e) sets forth the Employees (the “Eligible Employees”) and their respective retention bonus amounts (the “Retention Bonuses”) which such Eligible Employees are entitled to receive from Seller if they remain employed by Buyer at least ninety (90) days subsequent to the Closing Date (the “Payout Date”). Within ten (10) business days of the Payout Date, Buyer shall deliver to Seller a certificate of an officer certifying which Eligible Employees remained employees of Buyer on the Payout Date and are eligible to receive Retention Bonuses. Seller shall pay Buyer the aggregate amount of any earned Retention Bonuses within ten (10) business days following receipt of such officer’s certificate. Subsequently, Buyer shall pay the earned Retention Bonuses to all Eligible Employees who are still employed with Buyer as of the Payout Date as soon as administratively possible following receipt by Buyer of such funds and shall pay out of funds provided by Buyer all employer taxes attributable to such Retention Bonuses. Buyer shall further comply with all applicable tax withholding laws applicable to the payment of such Retention Bonuses and remit all withheld amounts promptly to appropriate tax authorities.

9.02             Employee Meetings. From the Date of this Agreement until the Closing Date, Seller shall cooperate in facilitating certain introductions and meetings between Buyer and such Employees as specifically agreed to by Seller; provided, however, that any and all communications between Buyer and such Employees shall only take place in the presence of Seller.

9.03              Indemnification for Employee Claims. Seller shall indemnify and hold harmless Buyer for all amounts due or accrued for wages, salaries, bonuses, vacation liabilities and benefits under any employee plans or other employment related claims concerning all employees at the Facility arising prior to the Closing Date.

9.04              Indemnity on WARN.

(a)             Seller Indemnity on WARN. Seller shall indemnify and hold harmless Buyer and its current and former directors, officers, employees, agents, representatives, Affiliates, successors and assigns from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a third party claim), including, without limitation, reasonable attorney’s fees, any and all reasonable expenses incurred in investigating, preparing or defending against any actions and/or suits (commenced or threatened), demands, assessments, judgments, or any claim whatsoever, and any and all amounts paid in settlement of any of the aforementioned, asserted against, resulting to, imposed upon, or incurred or suffered by any of the aforementioned parties, directly or indirectly, as a result of, in respect of, connection with, or arising from any employee claims under the Worker Adjustment and Retraining Notification Act (“WARN Act Liabilities”) arising from Seller’s actions prior to Closing (other than Seller’s termination of Employees contemplated pursuant to Section 9.01) (“Seller’s Non-Transaction Related WARN Act Liabilities”)

(b)        Buyer Indemnity on WARN. Buyer shall indemnify and hold harmless Seller and its current and former directors, officers, employees, agents, representatives, Affiliates, successors and assigns from and against any WARN Act Liabilities arising from this Agreement or the transactions contemplated hereby including, without limitation Seller’s termination of Employees pursuant to Section 9.01 (“Buyer’s WARN Act Liabilities”).

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.01           Survival; Effect of Knowledge.

(a)          All covenants and agreements contained in this Agreement and the Ancillary Agreements shall survive the Closing until fully performed. The representations and warranties of the parties hereto contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the two (2) year anniversary of the Closing Date, provided, however:

  (i)         The representations and warranties contained in Sections 5.02 (Authorization), 5.04 (Title to Purchased Assets) and 5.07 (Finder’s Fee), shall survive the Closing and remain in full force and effect indefinitely;

  (ii)        The representations and warranties contained in Section 5.14 (Environmental Matters) shall survive the Closing and remain in full force and effect for the greater of two (2) years or the applicable statute of limitations period; and

  (iii)        The representations and warranties contained in Sections 6.02 (Authorization) and 6.05 (Finder’s Fee) shall survive the Closing and remain in full force and effect indefinitely.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 10.02 or 10.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b)         All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

10.02           Indemnity by Seller. Subject to the limitations in this Article X, Seller shall indemnify and hold harmless Buyer and its current and former directors, officers, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a third party claim), including, without limitation, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any actions and/or suits (commenced or threatened), demands, assessments, judgments, or any claim whatsoever, and any and all amounts paid in settlement of any of the aforementioned (collectively, the “Buyer’s Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, in respect of, connected with, or arising from: (a) any inaccuracy in any representation or warranty of Seller contained in this Agreement; (b) any breach of any covenant or agreement by Seller contained in this Agreement or any Ancillary Agreement; (c) any noncompliance with any bulk sales or fraudulent transfer laws in respect of the transactions contemplated herein; (d) any Employee claim described in Section 9.03 or any Seller Non-Transaction Related WARN Act Liabilities indemnified by Seller pursuant to Section 9.04(a); (e) any Excluded Liabilities; (f) any Taxes payable by Seller pursuant to Section 8.03(b); or (g) the operation of Purchased Business prior to the Closing, except to the extent of an Assumed Liability.

10.03           Indemnity by Buyer. Subject to the limitations in this Article X, Buyer shall indemnify and hold Seller and its current and former directors, officers, employees, agents, representatives, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a third party claim), including, without limitation, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any actions and/or suits (commenced or threatened), demands, assessments, judgments, or any claim whatsoever, and any and all amounts paid in settlement of any of the aforementioned (collectively, the “Seller’s Damages” and together with Buyer’s Damages, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, in respect of, connected with, or arising from: (a) any inaccuracy in any representation or warranty by Buyer contained in this Agreement; (b) any beach of any covenant or agreement by Buyer in this Agreement or any Ancillary Agreement; (c) any Taxes payable by Buyer pursuant to Section 8.03(b); (d) any Assumed Liabilities; (e) any of Buyer’s WARN Act Liabilities indemnified by Buyer pursuant to Section 9.04(b); or (f) the operation of the Purchased Business from and after the Closing, except to the extent of any Excluded Liability.

10.04           Reduction and Mitigation of Damages. For purposes of this Article X, all Damages shall be reduced dollar for dollar by: (a) the amount of any insurance proceeds actually received in connection with the circumstances giving rise to the claim for such Damages, in each case, which reduce such Damages that would otherwise be sustained; (b) the amount of any Tax benefits actually recognized (net of Tax costs incurred as a result of such indemnification payment) directly resulting from such Damages or expenses related thereto; and (c) the amount of any other payments made under this Article X that relate to the same facts and circumstances giving rise to the same claim for such Damages. In addition, Damages shall not under any circumstances include any consequential, punitive or exemplary damages, lost profits or damages determined as a multiple of income, revenue or the like. Any party entitled to indemnification hereunder shall take all reasonable steps to mitigate Damages upon and after becoming aware of any event that could reasonably be expected to give rise to such Damages. Buyer shall use commercially reasonable efforts to make claims under available insurance policies and to diligently pursue the collection of such amounts.

10.05           Claims Procedure.

(a)         Any party (the “Claimant”) that intends to seek indemnification for Damages from the other party (the “Defending Party”) under this Agreement with respect to a Third Party Claim shall notify the Defending Party in writing in an expeditious manner after learning of such claim. The failure of the Claimant to notify the Defending Party will not relieve the Defending Party of any liability that it may have to the Claimant, except to the extent that the Defending Party demonstrates that the defense of such action is prejudiced by the Claimant’s failure to give such notice. For purposes of this Section the term “Third Party Claim” shall mean any claim, demand, suit, action or proceeding by any Person, other than Seller or Buyer which could reasonably give rise to a right of indemnification under this Article X.

(b)        The Defending Party may undertake the defense of a Third Party Claim as to which the Claimant has notified the Defending Party, by notice to the Claimant no later than fifteen calendar days after receipt by Defending Party of the Claimant’s notice of the claim. If the Defending Party undertakes the defense of any Third Party Claim, it shall control the investigation and defense thereof, except that the Defending Party shall not require the Claimant, without the Claimant’s prior written consent, which consent shall not be unreasonably withheld, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, which it reasonably considers to be against its interest; nor shall the Defending Party, without the prior written consent of the Claimant, accept any settlement that requires the Claimant to make any payment that is not fully indemnified under this Agreement; and, subject to the Defending Party’s control rights, the Claimant may participate in such investigation and defense at its own expense. The Defending Party shall not, without the prior written consent of the Claimant, settle, compromise or offer to settle or compromise any Third Party Claim which would (or could reasonably be expected to) result in the imposition of a consent order, injunction, decree or agreement which would restrict or affect the future activity or conduct of the Claimant.

(c)          If the Defending Party does not undertake the defense of a Third Party Claim, then the Claimant shall control such investigation and defense, except that the Claimant shall not require the Defending Party, without its prior written consent, to take or refrain from taking any action in connection with such Third Party Claim, or make any public statement, which such Defending Party reasonably considers to be against its interest; nor shall the Claimant accept any settlement, without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld; and, subject to the Claimant’s control rights, the Defending Party may participate in such investigation and defense at its own expense.

(d)        Subject to the advice of counsel, Seller and Buyer shall make available to each other, their counsel and other representatives, the information and documents reasonably available to them which relate to any Third Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation and defense thereof. Seller and Buyer shall keep the other reasonably informed as to all developments with respect to any Third Party Claim.

10.06           Limitations on Indemnification. Buyer’s rights to indemnification hereunder are subject to the following limitations:

(a)         Buyer shall not be entitled to indemnification hereunder with respect to any claims under Section 10.02 unless and until the aggregate amount of Buyer’s Damages with respect to such claims exceeds $25,000. Subject to Section 10.06(b) below, once the total amount of Buyer’s Damages with respect to claims under Section 10.02 exceed $25,000, then Seller shall be liable for all such Losses.

(b)         The maximum aggregate amount of Buyer’s Damages that may be recovered from Seller pursuant to this Agreement shall be limited to the amount of the Purchase Price actually received in cash or immediately available funds by the Seller (the “Buyer’s Indemnification Cap”); provided, however, the Buyer’s Indemnification Cap shall not apply to Buyer’s Identifiable Claims based on inaccuracies in the representations and warranties set forth in Sections 5.02 (Authorization), 5.04 (Title to Purchased Assets), 5.07 (Finder’s Fees) and 5.14 (Environmental Matters) herein or any indemnification claim under Sections 9.03, 9.04(a) or Section 10.02(c), (d), (e) or (f) or from any breach by Seller of any covenant or agreements contained in this Agreement. Notwithstanding the forgoing and anything else contained in this Agreement, the maximum aggregate amount of Buyer’s Damages that may be recovered from Seller pursuant to this Agreement shall be limited to the Purchase Price.

(c)         Any claim for indemnification hereunder that is not asserted by notice given as herein provided during the applicable period of survival as set forth in Section 10.01 may not be pursued and is hereby irrevocably waived upon the after the expiration of such period of survival.

10.07           Exclusive Remedy. After the Closing, Article X shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than claims for fraud, willful misrepresentation or willful breach; provided, however, this Article X shall not prohibit equitable remedies including, without limitation, specific performance or injunctive relief in connection with a breach of covenant.

ARTICLE XI

TERMINATION

11.01          Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

(a)         By Buyer if Buyer, in its good faith determination, using commercially reasonable analysis, concludes that certain Contracts held by Existing Customers in the Existing Customer Group representing greater than ten percent (10%) of the gross revenues of the Purchased Assets (determined in accordance with GAAP) do not intend to continue to do business with Buyer subsequent to the Closing Date (“Negative Indication”), whereupon Seller shall return the full value of the Security Deposit upon such termination;

(b)         By Buyer without its having made a determination of a Negative Indication;

(c)         By either party if the Closing has not occurred on or before September 30, 2006;

(d)         By mutual consent in writing of Buyer and Seller;

(e)         By Seller, upon written notice to Buyer, if any event occurs which would render impossible the satisfaction of one or more conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement;

(f)         by Buyer, if Seller materially breaches any of its representations or warranties or materially defaults in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default has not been cured on or before the Closing Date; provided, however, that termination pursuant to this clause will not be effective unless at least ten (10) days’ advance notice of the claim of breach or default has been given to Seller so as to afford Seller the opportunity to cure; and

(g) by Seller, if Buyer materially breaches any of its representations or warranties or materially defaults in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default has not been cured on or before the Closing Date; provided, however, that termination pursuant to this clause will not be effective unless at least ten (10) days’ advance notice of the claim of breach or default has been given to Buyer so as to afford Buyer the opportunity to cure.

11.02 Effect of Termination. In the event that this Agreement is terminated pursuant to Sections 11.01, this Agreement shall become void and of no further effect with no liability on the part of any party hereto; provided however, that no such termination shall relieve any party hereto of any liability or damages resulting from fraud or willful breach of any of its representations or warranties or the breach of any of its covenants or agreement set forth in this Agreement and provided further, if this Agreement is terminated for any reason other than pursuant to Sections 11.01(a) or 11.01(f), Seller shall be entitled to retain, and Buyer shall forfeit to Seller, the full amount of the Security Deposit. The terms and conditions of the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.01 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand; (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier; or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to: ClientLogic Operating Corporation Two American Center 3102 West End Avenue, Suite 1000 Nashville, TN 37203 Attn: Chief Legal Officer Telecopy: (615) 301-7252	with a copy to (which shall not constitute notice): Frost Brown Todd LLC 400 West Market Street, Suite 3200 Louisville, KY 40202 Attn: David L. Beckman, Jr.

if to Seller or Innotrac, to: Innotrac Corporation 6655 Sugarloaf Parkway Duluth, GA 30097 Attn: General Counsel Telecopy: (678) 475-5884	with a copy to (which shall not constitute notice): Rogers & Hardin LLP 229 Peachtree St., NE, Suite 2700 Atlanta, GA 30303 Attn: Robert C. Hussle

12.02            Amendments; No Waivers.

(a)            Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer and Seller. Any provision of this Agreement may be waived by Buyer or Seller if the waiver is in writing and signed by the party to be bound.

(b)             No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.03           Expenses. Except as otherwise provided by this Agreement, all costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.04           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.05           Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

12.06           Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and such counterparts may be delivered by facsimile or other form of electronic medium. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

12.07          Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof, except that certain Confidentiality Agreement between Seller and Buyer dated April 26, 2006, which shall remain in full force and effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.08           Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.09           No Third-Party Beneficiaries. No party to this Agreement intends this Agreement to benefit or create any right or cause of action in or on behalf of any person other than Seller and Buyer and this Agreement shall not create any such right, benefits or cause of action.

12.10           Brokers. The parties covenant and agree with one another that they have not dealt with any broker of finder in connection with any of the transactions contemplated in this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finders’ fee in connection with these transactions. Each party shall indemnify and hold the other party harmless from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due that broker or agent.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLIENTLOGIC OPERATING CORPORATION

By:	/s/ Thomas O. Harbison

Name: Thomas O. Harbison
Title: Executive Vice President

INNOTRAC CORPORATION

By:	/s/ Scott D. Dorfman

Name: Scott D. Dorfman
Title: President and Chief Executive Officer

FOR PURPOSES OF AGREEING TO BE BOUND BY
SECTIONS 7.07 AND 7.08 OF THIS AGREEMENT:

CLIENTLOGIC CORPORATION

By:	/s/ Thomas O. Harbison

Name: Thomas O. Harbison
Title: Executive Vice President

Exhibit “A”

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is made and entered into this 5th day of September, 2006 (but shall be effective as of “Closing Date” as defined in the Asset Purchase Agreement dated September 5, 2006, between the parties hereto (the “Asset Purchase Agreement”)), by and between ClientLogic Operating Corporation, a Delaware corporation (“Sublessor”), and Innotrac Corporation, a Georgia corporation (“Sublessee”).

WITNESSETH:

WHEREAS, Sublessor, as successor in interest to Upgrade Corporation of America, a Delaware corporation d/b/a UCA&L (“Upgrade”), is the lessee of the industrial building located at 3357 SouthPark Place, Grove City, Ohio containing approximately 393,969 square feet of rentable space (the “Premises”) pursuant to that certain Lease Agreement dated April 9, 1996, originally entered into between Upgrade, as tenant, and 3357 SouthPark Place Development Company, a Florida general partnership, as landlord (“Original Master Landlord”) as amended by (a) First Addendum to Lease dated July 8, 1996 between Upgrade and Original Master Landlord, (b) Amendment to Lease dated November 15, 1996 between Original Master Landlord and Upgrade, (c) Second Amendment to Lease dated June 19, 2000 between SouthPark VIII LLC, an Ohio limited liability company, as successor in interest to Original Master Landlord (“Master Landlord”) and Sublessor, and (d) Third Amendment to Lease dated June 1, 2001 between Master Landlord and Sublessor, true and correct copies of which lease and amendments are attached as Exhibit “A” and incorporated herein by this reference (as amended, the “Master Lease”); and

WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to sublease from Sublessor, all of the Premises, together with Sublessor’s interest in the improvements and fixtures located therein and used in connection therewith but specifically excluding the Office Space (as defined in Paragraph 1 below) (the “Subleased Premises”).

NOW, THEREFORE, for and in consideration of the foregoing, the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.        Sublease. Sublessor hereby leases the Subleased Premises to Sublessee, and Sublessee hereby leases the Subleased Premises from Sublessor, pursuant to the terms and conditions of this Sublease. Sublessor reserves the office space consisting of approximately 1,500 square feet (and all improvements, fixtures, equipment and personal property located therein), the location of which is shown on Exhibit “B” attached hereto and incorporated herein by this reference, for the exclusive use and occupancy of Sublessor and/or The Orion Development Team (the “Office Space”).

2.        Sublease Subject to Master Lease. This Sublease and possession of the Subleased Premises hereunder is and shall be expressly subject and subordinate to all of the terms, covenants and conditions contained in the Master Lease, a copy of which Sublessee expressly acknowledges has been reviewed by Sublessee. Except as otherwise expressly set forth herein, Sublessee covenants and agrees to observe and perform all of the terms, covenants and conditions to be performed by the “Tenant” or “Lessee” under the Master Lease with respect to the Subleased Premises and further covenants and agrees, with respect only to the Subleased Premises and any other area of the Premises used and/or occupied by Sublessee, not to do or suffer or permit anything to be done or suffered by third parties other than Sublessor which would result in a default or event of default under the Master Lease or cause the Master Lease to be terminated. All of the terms, covenants and conditions of the Master Lease (including without limitation, all defined terms thereunder) are hereby incorporated herein with the same force and effect as if set forth in full and the parties agree that all such terms, covenants and conditions shall apply to the Subleased Premises and whenever the Master Lease imposes duties or obligations on the Tenant or Lessee thereunder, the same duties and obligations shall be deemed to refer to Sublessee with respect to the Subleased Premises and Sublessee hereby expressly assumes such duties and obligations; provided, however, that such assumption of duties and obligations is contingent upon Sublessor delivering written notice of such duties and obligations to Sublessee to the extent they are not expressly set forth in the Master Lease. Notwithstanding the foregoing, Sublessor shall have no duty to perform any obligations of Master Landlord under the Master Lease, but shall exercise commercially reasonable efforts in attempting to cause Master Landlord to perform its obligations under the Master Lease for the benefit of Sublessee. Sublessor shall have no responsibility for or liability to Sublessee for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive the further performance of any of Sublessee’s obligations hereunder except to the extent that such default by Master Landlord excuses performance by Sublessor under the Master Lease. Except as otherwise expressly set forth herein, Sublessee shall not be entitled to exercise any rights or options of the Tenant or Lessee under the Master Lease (including, without limitation, any renewal, expansion, early termination or other rights or options), Sublessor hereby expressly reserving all such rights and options.

3.        Term. The term of this Sublease shall commence on the “Closing Date” as defined in the Asset Purchase AGreement (the “Commencement Date”) and shall expire on September 30, 2007 (the “Expiration Date”). Notwithstanding the foregoing, this Sublease shall terminate immediately upon the earlier termination of the Master Lease for any reason whatsoever. Subject to Sublessee’s obligations under this Sublease, Sublessor represents and warrants that Sublessor will take no affirmative action (including intentional omissions) that will create a default under the Master Lease and will comply with its obligations to pay Base Rent and Operating Expense Payments under the Master Lease.

4.        Rent.

(a)             Initial Rent. Sublessee shall pay monthly rent directly to Sublessor in the amount of seventy percent (70%) of the Base Rent, Operating Expense Payments and other amounts payable by Sublessor under the Master Lease, on or before the first day of each calendar month during the term of this Sublease without demand, notice, offset, deduction or counterclaim, except as otherwise expressly set forth in this Sublease (“Rent”). If any installment of Rent is not received by Sublessor within two (2) days of the due date therefore, Sublessee shall pay Sublessor a monthly late charge in the amount of one percent (1%) of such unpaid amount for each such late payment. In the event that the Commencement Date does not occur on the first day of the calendar month, Sublessee shall pay to Sublessor its proportionate share of the Base Rent for the calendar month in which the Commencement Date occurs.

(b)             Adjustment to Rent. In the event of a material increase in the volume of business conducted by Sublessee at the Subleased Premises as a result of new clients and/or contracts or a material increase in business from existing clients, the Rent and Sublessee’s proportionate share of Utilities and maintenance costs shall be increased in proportion to the percentage increase in the volume of Sublessee’s business at the Subleased Premises and the parties shall negotiate in good faith in an effort to determine the appropriate increase in Rent.

5.        Use. The Subleased Premises shall be used and occupied by Sublessee only in accordance with the Master Lease and for no other purpose. Sublessee agrees to comply with all rules and regulations applicable to the services provided by Sublessee, the equipment used by Sublessee and Sublessee’s activities at the Subleased Premises. Sublessee’s use of the Subleased Premises shall be subject to Section 6 of the Master Lease, the Rules and Regulations attached to the Master Lease as well as such other rules and regulations which may be established, from time to time, by Master Landlord in accordance with the terms of the Master Lease. Sublessee shall occupy the Subleased Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable and will not create a nuisance. Sublessee shall neither permit any waste on the Subleased Premises nor allow the Subleased Premises to be used in any way which would, in the opinion of Sublessor or Master Landlord, be unreasonably hazardous on account of fire or which would in any way increase the premium for or render void the fire insurance on the building.

6.        Maintenance. Sublessee shall maintain the Subleased Premises in accordance with the terms and conditions of Section 5 of the Master Lease. Sublessor shall be responsible for reimbursing Sublessee for thirty percent (30%) of all costs and expenses reasonably incurred by Sublessee for such maintenance of the Subleased Premises (but specifically excluding all costs and expenses relating to maintenance and repairs necessitated by the negligence or willful misconduct of Sublessee and/or its employees, agents, contractors and/or invitees) within thirty (30) days after receipt of an invoice from Sublessee. In the event Sublessor fails to reimburse Sublessee within such thirty (30) day period, Sublessee may deduct such amount due from Sublessor from the next installment of Rent. Sublessee shall also repair and pay for any damage caused by any act or omission of Sublessee or Sublessee’s agents, employees, contractors, invitees, licensees or visitors. If Sublessee fails to promptly make or perform the cleaning, maintenance, repairs and replacements as required herein, Sublessor may, at its option, make or perform Sublessee’s obligations hereunder and the cost incurred relating thereto plus 15% of such costs for overhead and supervision shall be charged to Sublessee as additional rent and shall become due and payable by Sublessee within ten (10) days after receipt of Sublessor’s invoice. Sublessor’s share of such costs shall be subject to adjustment as provided in Paragraph 4(b) of this Sublease.

7.        Utilities and Services. Commencing on the Commencement Date, Sublessee shall pay the cost of all water, gas, electricity, telephone, sewer, sprinkler services, janitorial services, trash collection, and other utilities and services used and/or consumed at the Subleased Premises (“Utilities”) directly to the applicable utility provider. Sublessee shall also cause trash collection service to be provided to the Office Space and shall pay all costs associated therewith and this shall be considered one of the Utilities. Sublessor shall reimburse Sublessee for thirty percent (30%) of the cost of the Utilities after receipt of the applicable bill or invoice from Sublessee within thirty (30) days after receipt of any invoice or bill. In the event Sublessor fails to reimburse Sublessee before such date, Sublessee may deduct such amount due from Sublessor from the next installment of Sublease Base Rent. Sublessor’s share of such costs shall be subject to adjustment as provided in Paragraph 4(b) of this Sublease.

8.       Election of Rights. Notwithstanding anything to the contrary contained in this Sublease, during the term of this Sublease, Sublessor shall not exercise any rights to amend, modify or terminate the Master Lease without the prior written consent of Sublessee, including those rights set forth in Section 18 of the Master Lease. Notwithstanding the foregoing, the consent of Sublessee shall not be required with respect to any rights granted pursuant to Paragraph 2 of Exhibit F to the Master Lease and Sublessee shall not have the right to require Sublessor to exercise any renewal rights under Paragraph 2 of Exhibit F to the Master Lease.

9.       Sublessee Improvements; Alterations; Signage. Sublessee shall not make any changes, alterations, additions or improvements to the Subleased Premises without first obtaining the written consent of Sublessor and, to the extent required under the Master Lease, Sublessee shall also obtain written consent from Master Landlord thereunder. Notwithstanding the foregoing, Sublessee may make Minor Alterations (as defined in Section 10 of the Master Lease) without Sublessor’s prior approval and install any signage permitted under Paragraph 14 of Exhibit “F” of the Master Lease.

10.     Right to Cure. Sublessee shall have the right, but not the obligation, to cure any default by Sublessor under the Master Lease (other than those related to a default by Sublessee under this Sublease) provided Sublessee gives Sublessor notice of Sublessee’s intention to cure such default at least ten (10) days before commencing said cure. In the event Sublessor fails to cure such default within said ten (10) day period and Sublessee exercises this right, Sublessor shall reimburse Sublessee for any costs and expenses reasonably incurred in connection with such cure (including reasonable attorneys’ fees and expenses) and any expenses required to be paid by “Tenant” under the Master Lease. In the event that Sublessor does not reimburse Sublessee for such amounts within ten (10) business days after written request of Sublessee, such amounts shall bear interest from the date of Sublessee’s notice until paid in full at the rate of one percent (1%) over the Prime Rate announced from time to time by Bank of America, N.A., or its successor and Sublessee may deduct such amount due from Sublessor (including interest) from the next installment of Rent.

11.     Condition of Subleased Premises. Sublessee represents and warrants that Sublessee has inspected the Subleased Premises and that the Subleased Premises are in good order, condition and state of repair. Sublessee agrees to take possession of the Subleased Premises in its present “AS-IS” condition, with all faults. Sublessee acknowledges and agrees that no representations or warranties with respect to the condition of the Subleased Premises have been made by Sublessor, Master Landlord, or any agent or representative of either of the foregoing including, but not limited to, any environmental conditions except as may be set forth herein or in the Master Lease.

12.     No Assignment or Subletting. Sublessee shall not assign this Sublease or sublet the Subleased Premises or any part thereof, nor permit the use or occupancy of the Subleased Premises by any third party nor otherwise encumber its interest in the Subleased Premises, without first obtaining the written consent of both Sublessor and Master Landlord. Sublessor’s consent shall not be unreasonably withheld, delayed or denied. Any attempted assignment or sublease without such consent shall be invalid.

In the event of an assignment or sublease, Sublessee shall nevertheless at all times remain fully responsible and liable for the payment of all Rent due hereunder and the performance and observance of all of Sublessee’s other obligations under the terms, conditions and covenants of this Sublease. No assignment shall be binding upon Sublessor unless such assignee shall deliver to Sublessor an instrument (in recordable form, if requested) containing an agreement to assume liability jointly and severally with Sublessee of all of Sublessee’s obligations under this Sublease with respect only to that portion of the Subleased Premises covered by the applicable assignment and only to the extent arising on or after the effective date of such assignment. No sublease shall be binding upon Sublessor unless Sublessor shall approve such sublease and such subtenant shall agree in writing that such subtenant will not violate any provision of this Sublease. Upon the occurrence of a default as described in Paragraph 14 hereof, if all or any part of the Subleased Premises is then assigned or sublet, Sublessor, in addition to any other remedies provided by this Sublease or by law, may, at its option, collect directly from the assignee or subtenant, as applicable, all Rent or other sums arising out of this Sublease becoming due to Sublessor by reason of the assignment, sublease, or under any of the terms of this Sublease. Any collection by Sublessor from the assignee or subtenant shall not be construed to constitute a waiver or release of Sublessee from the further performance of its obligations under this Sublease or the making of a new lease with such assignee or subtenant. Sublessee shall, within ten (10) days after Sublessor’s written request, reimburse Sublessor for all reasonably incurred costs, including, but not limited to, the reasonable fees of attorneys, architects or other consultants incurred by Sublessor in connection with such proposed assignment or sublease, whether or not Sublessor consents to such proposed assignment or sublease.

If Sublessee desires to (i) assign this Sublease or (ii) sublet the Subleased Premises or any part thereof, to any person or entity (including a successor or affiliate) then, in each case, Sublessee shall give Sublessor notice of such desire (each, a “Transfer Notice”) at least ten (10) days prior to such assignment or sublease (unless Sublessee is prohibited by law or a confidentiality agreement from giving prior notice in which case Sublessee shall give Sublessor notice within five (5) days thereafter). Each Transfer Notice shall be accompanied by (i) a statement setting forth in reasonable detail the identity of the proposed assignee or Sublessee, the nature of its business and its proposed use of the Subleased Premises, (ii) current financial information with respect to the proposed assignee/subtenant, and (iii) copies of the proposed assignment/sublease instruments.

Sublessor shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Sublease. Any such sale, transfer or assignment shall operate to release Sublessor from any and all liabilities under this Sublease arising after the date of such sale, assignment or transfer.

13.     Insurance.

(a)             Sublessee’s Insurance. During the term of this Sublease, Sublessee, at its sole cost and expense, shall provide and maintain such policies of insurance as may be required to comply with the provisions of the Master Lease with respect to the Subleased Premises. Sublessee shall cause Sublessor, Master Landlord and Master Landlord’s mortgagee, if any, to be named as additional insureds in such policies, which shall contain provisions that they cannot be cancelled or amended except upon not less than thirty (30) days’ prior written notice to all additional insureds and that the act or omission of one (1) insured will not invalidate the policy as to the other insureds. Upon the written request of Sublessor, Sublessee shall furnish Sublessor reasonably satisfactory evidence, in the form of an insurance policy or certificate, that such insurance is in effect on or before the Commencement Date and thereafter upon the written request of Sublessor, but not more than once per calendar year. Any insurance required under the Sublease to be provided by Sublessee may be evidenced by a certificate of insurance for a blanket policy provided same specifically identifies the Subleased Premises and is otherwise acceptable to Master Landlord.

(b)             Sublessor’s Insurance. Sublessor, at its sole cost and expense, shall provide and maintain such policies of insurance as may be required to comply with the provisions of the Master Lease with respect to the Premises (other than the Subleased Premises).

(c)             Release and Subrogation. Each party hereby waives any right of recovery against the other for injury or loss due to hazards covered by insurance or required to be covered, but only to the extent of the actual proceeds thereof (or proceeds which would have been received if the waiving party had actually maintained the insurance such waiving party was required to maintain pursuant to the terms of this Sublease). Any policy of insurance to be provided by Sublessee or Sublessor pursuant to this Sublease or the Master Lease shall contain a waiver of subrogation clause and shall be endorsed such that said waiver of subrogation shall in no way affect the validity of such insurance policies or the right of the insured to recover thereunder. In the event of any injury, loss or damage relating to the Subleased Premises and/or the use and occupancy thereof (including, without limitation, bodily injury, death or property damage), no matter how caused, the insurance maintained by Sublessee shall be deemed primary coverage and any insurance maintained by Sublessor or Master Landlord shall be deemed excess coverage. Except as otherwise expressly set forth herein, all personal property belonging to Sublessee and its employees, agents, contractors and invitees that is located in, on or around the Subleased Premises shall be at the sole risk of Sublessee and neither Sublessor nor Master Landlord shall be liable for damage thereto or theft or misappropriation thereof.

14.      Default; Remedies. The occurrence of any one or more of the following events shall constitute a default under this Sublease by Sublessee:

(a)             Sublessee shall fail to pay any Rent or any other sum due hereunder within two (2) days after written notice that the same is due and unpaid;

(b)             Sublessee fails to perform any of its other obligations under this Sublease (including the breach of any representation, warranty, covenant or provision made in this Sublease) and such failure continues for ten (10) business days after written notice thereof is given to Sublessee;

(c)             Sublessee shall make any assignment for the benefit of creditors or shall apply for or consent to the employment of a receiver for Sublessee or any of the property of Sublessee or Sublessee shall admit in writing its inability to pay its debts as they become due or shall file, or admit the material allegations contained in, any petition in bankruptcy or Sublessee shall institute any proceedings for relief under any bankruptcy or insolvency laws; or

(d)             Sublessee shall, by its act or omission to act, cause a default under the Master Lease.

Upon the occurrence of any default by Sublessee, Sublessor shall have the right to (i) take immediate possession of the Subleased Premises, terminate this Sublease and accelerate the Rent and other amounts payable hereunder, (ii) re-enter and take possession of the Subleased Premises without terminating this Sublease and re-let the Subleased Premises (or any portion thereof) for the account of Sublessee, holding Sublessee liable for the difference between the rent and other amounts collected from any sublessee in such subleasing and the Rent and other amounts payable by Sublessee under this Sublease together with costs reasonably incurred in re-leasing and readying and/or altering the Subleased Premises (including, without limitation, leasing commissions, attorneys’ fees and costs of improvements to the Subleased Premises), and/or (iii) exercise any and all rights and remedies provided herein, at law, in equity or by statute.

Following a default by Sublessee, Sublessee shall pay to Sublessor upon demand all costs and expenses, including reasonable attorneys’ fees, lawfully incurred by Sublessor in enforcing Sublessor’s rights hereunder (whether or not suit is actually filed).

Neither the termination of this Sublease nor the exercise of any remedy under this Sublease or otherwise available at law or in equity shall affect the right of Sublessor to any right of indemnification set forth in this Sublease.

All remedies provided in this Sublease are cumulative and may be exercised alternatively, successively or in any other manner. The exercise by Sublessor or any one or more of the rights and remedies provided in this Sublease shall not prevent the subsequent exercise by Sublessor of any one or more of the other rights herein provided. In the event any default by Sublessee under this Sublease should be waived by Sublessor, such waiver shall be limited to the particular default so waived and shall not be deemed to waive any other default hereunder nor be deemed a waiver of the same type of default on another occasion.

No delay or omission to exercise any right occurring upon any default by Sublessee shall impair any such right or shall be construed to be a waiver thereof, but any such right may be exercised from time to time as often as may be deemed expedient. In order to exercise any remedy reserved to the Sublessor in this Sublease, it shall not be necessary to give any notice other than such notice as may be herein expressly required.

15.     Notice. Any notice to be given under this Sublease shall be in writing and shall be sent by hand delivery, by next business day delivery via a national delivery service such as Federal Express or by registered or certified U.S. mail, return receipt requested, postage prepaid, addressed to the parties at their respective addresses as stated herein. Notices shall be effective on the date of hand delivery, one (1) business day after deposit with a national courier service or three (3) days after deposit in the U.S. Mail. Inability to deliver due to change of address for which no notice was given or refusal to accept delivery shall be deemed delivery hereunder. Each party shall have the right to designate by notice in writing any other address to which such party’s notice is to be sent.

Notice to Sublessor:	ClientLogic Operating Corporation
Two American Center
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Attn: Chief Legal Officer

With copy to:	Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202
Attn: David L. Beckman, Jr., Esq.

Notice to Sublessee:	Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097
Attn: General Counsel

With copy to:	Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Robert C. Hussle, Esq.

Sublessor hereby agrees to furnish copies of any notices delivered by Master Landlord to Sublessor, as tenant under the Master Lease, to Sublessee.

16.     Quiet Enjoyment. Sublessor covenants that Sublessee, upon paying the Rent and performing all of the terms, covenants and conditions hereunder to be performed by Sublessee, shall and may peacefully and quietly have, hold and enjoy the Subleased Premises for the term aforesaid, free from any hindrance by Sublessor, but subject to the exceptions, reservations and conditions hereof.

17.     Indemnification.

(a)             Indemnification of Sublessor. Except to the extent of the indemnified parties’ negligence or willful misconduct and to the extent permitted by law, subject to the waivers contained in Paragraph 13(b) above, Sublessee shall indemnify, protect, defend and hold harmless Sublessor, Master Landlord, and their respective officers, directors, partners, employees, attorneys and agents from and against any and all claims, liabilities, demands, causes of action, judgments, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees, investigation costs and other costs and expenses) for bodily injury, death and/or property damage arising directly or indirectly in connection with (a) the Subleased Premises or any portion thereof or the use or occupancy of the Subleased Premises and/or the Premises by Sublessee or its employees, agents, contractors and/or invitees, or (b) from a breach or default in the performance of any obligation on Sublessee’s part to be performed under this Sublease, and from all costs, attorneys’ fees, disbursements and liabilities incurred in defense of any such claim. Upon written notice from Sublessor, Sublessee shall defend any such claim, demand, cause of action or suit at Sublessee’s expense by counsel satisfactory to Master Landlord and Sublessor. Sublessee, as a material part of the consideration to Sublessor, hereby assumes all risk of damage to property or injury to persons in, upon or about the Subleased Premises from any cause and Sublessee hereby waives all claims with respect thereto against Sublessor and Master Landlord, except to the extent caused by Sublessor’s negligence or willful misconduct. The foregoing provisions shall survive the expiration or earlier termination of this Sublease.

(b)             Indemnification of Sublessee. Except to the extent of the indemnified parties’ negligence or willful misconduct and to the extent permitted by law, subject to the waivers contained in Paragraph 135(c) above, Sublessor shall indemnify, protect, defend and hold harmless Sublessee and its officers, directors, partners, employees, attorneys and agents from and against any and all claims, liabilities, demands, causes of action, judgments, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees, investigation costs and other costs and expenses) for bodily injury, death and/or property damage arising directly or indirectly in connection with (a) the use or occupancy of the Premises (other than the Subleased Premises) by Sublessor or its employees, agents, contractors and/or invitees, or (b) from a breach or default in the performance of any obligation on Sublessor’s part to be performed under this Sublease, and from all costs, attorneys’ fees, disbursements and liabilities incurred in defense of any such claim. Upon written notice from Sublessee, Sublessor shall defend any such claim, demand, cause of action or suit at Sublessor’s expense by counsel satisfactory to Sublessee.

18.     Estoppel Certificate. No more than twice per calendar year, Sublessee shall upon not less than five (5) days’ prior written notice from Sublessor, execute, acknowledge and deliver to Sublessor a statement in writing acknowledging that there are not, to Sublessee’s knowledge, any incurred defaults on the part of Sublessor or Sublessee hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by Sublessor, Master Landlord and Master Landlord’s mortgagee, if any.

19.     Attorneys’ Fees. In the event any proceeding or suit is brought to enforce this Sublease, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Sublease. This Paragraph 19 shall survive the expiration or termination of this Sublease, by lapse of time or otherwise.

20.     Surrender. Upon the expiration or earlier termination of this Sublease, Sublessee, at Sublessee’s sole cost and expense, shall quit and surrender the Subleased Premises to Sublessor in the condition required by Master Landlord. Sublessee shall remove all personal property, furniture and trade fixtures belonging to Sublessee and repair (to Sublessor’s reasonable satisfaction) all physical damage resulting from installation and/or removal of such items. All such items which are not removed from the Subleased Premises within five (5) days after the expiration or earlier termination of this Sublease shall be conclusively presumed to have been abandoned by Sublessee. This Paragraph 20 shall survive the expiration or termination of this Sublease.

21.    Brokers. Sublessor and Sublessee hereby represent and warrant that there are no brokers or others who might be entitled to any fees or commissions as a result of this Sublease or Sublessee’s occupancy of the Subleased Premises. Sublessor and Sublessee hereby indemnify, defend and hold each other harmless from and against any and all loss, cost, damage or expense suffered or incurred by the indemnified party as a result of any claim made against the indemnified party which is based upon a breach of the foregoing representation and warranty by the indemnifying party. This Paragraph 21 shall survive the expiration or termination of this Sublease, by lapse of time or otherwise.

22.     Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

23.     Holding Over. Sublessee shall have no right to holdover after the expiration or earlier termination of this Sublease. If Sublessee does not surrender the Subleased Premises in the condition required by Paragraph 20 of this Sublease upon the expiration or earlier termination of this Lease, Sublessee shall pay Sublessor, in addition to any other amounts payable hereunder, Rent in the amount of one hundred twenty-five percent (125%) of the Rent otherwise due hereunder as well as all damages incurred by Sublessor in connection with such holdover.

24.     Governing Law. This Sublease shall be construed in accordance with and governed by the laws of the State of Ohio.

25.     Merger and Modification Clause. This Sublease constitutes the full and final understanding of the parties with respect to the subject matter described herein and supersedes any and all prior agreements, written or oral, express or implied. This Sublease may not be amended other than by a writing executed by the parties hereto. To the extent any provision of this Sublease is held to be unenforceable by any court of competent jurisdiction, the unenforceability thereof shall not effect any other provision hereof, and such other provisions shall remain in full force and effect.

26.      Time of the Essence. Time is of the essence of this Sublease and each and all of its provisions.

27.     Authority.

(a)             If Sublessee signs as an entity, each person executing this Sublease on behalf of Sublessee does hereby covenant and warrant that Sublessee is a duly authorized and existing entity, that Sublessee has and is qualified to do business in the state in which the Subleased Premises is located and that the entity has full right and authority to enter into this Sublease and that each person signing on behalf of such entity is authorized to do so.

(b)             If Sublessor signs as an entity, each person executing this Sublease on behalf of Sublessor does hereby covenant and warrant that Sublessor is a duly authorized and existing entity, that Sublessor has and is qualified to do business in the state in which the Subleased Premises is located and that the entity has full right and authority to enter into this Sublease and that each person signing on behalf of such entity is authorized to do so.

28.     Waiver. No waiver of any breach of the covenants, warranties, agreements, provisions or conditions contained in this Sublease shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof, and if any breach shall occur and afterwards be compromised, settled or adjusted, this Sublease shall continue in full force and effect as if no breach occurred.

29.     Landlord’s Lien/Security Interest. Upon Sublessee’s request and provided Sublessee is not in default of this Sublease, Sublessor shall execute a “Landlord Mortgagee Waiver” agreement in substantially the same form as attached to that certain First Addendum to Lease dated July 8, 1996 (which is a component of the Master Lease), except that such document shall not provide for the chattel mortgagee to be relieved of liability for damage to the Premises. Notwithstanding the foregoing, Sublessee shall not create or permit the creation of any lien, encumbrance, or charge upon the Subleased Premises. Any liens, encumbrances, or charges so created or permitted by Sublessee shall be immediately discharged by Sublessee.

30.     Definitions. Defined terms used in this Sublease (as indicated by the capitalization of the initial letters thereof) shall, if such terms are defined in the Master Lease and are not otherwise defined in this Sublease, be deemed to have the same definitions as provided in the Master Lease.

31.     Miscellaneous. The words “Sublessor” and “Sublessee” as used herein shall include the plural as well as the singular. This Sublease grants Sublessee the right to possess and enjoy the use of the Subleased Premises subject to the terms, conditions and provisions of this Sublease and the Master Lease and no estate is conveyed by this Sublease. Nothing in this Sublease shall be deemed to make or imply that Sublessor and Sublessee are partners or joint venturers. Submission of this Sublease for examination or signature by Sublessee does not constitute a reservation of or option to lease and is not effective as a lease or otherwise until execution and delivery by both Sublessor and Sublessee. Sublessee shall not, without the prior written consent of Sublessor and Master Landlord, record this Sublease or a short form memorandum hereof. The captions and headings contained in this Sublease are for convenience only and do not in any way limit, amplify or modify the terms, conditions or provisions of this Sublease. This Sublease may be executed in two or more counterparts, any of which shall be deemed an original, and all of which shall be deemed to constitute a single instrument.

32.     Consent. This Sublease is conditioned and contingent upon receipt of a written consent and approval of this Sublease by Master Landlord in substantially the same form as attached hereto as Schedule 1 or otherwise reasonably acceptable to Sublessee. Sublessee shall promptly deliver to Sublessor any information reasonably requested by Master Landlord (in connection with Master Landlord’s approval of this Sublease).

33.     Security Deposit. Sublessee shall deposit $13,000.00 as security for the performance by Sublessee of the terms, covenants and conditions of this Sublease. Sublessor may use, apply or retain (without liability for interest) all or any part of the security deposit to the extent required for the payment of Rent or any other amount as to which Sublessee may be in default hereunder (after any applicable notice and cure period) or for any amount which Sublessor may expend by reason of Sublessee’s default (after any applicable notice and cure period) with respect to any of the terms, covenants and conditions of this Sublease, including, without limitation, any damage to the Subleased Premises or any cost incurred in reletting the Subleased Premises. The covenants in this Paragraph 33 are personal covenants between Sublessor and Sublessee and not covenants running with the land, and in no event will Sublessor’s mortgagee(s) or any purchaser at a foreclosure sale or a sale in lieu of foreclosure be liable to Sublessee for the return of the security deposit. After each application of the security deposit, Sublessee shall promptly replenish said security deposit to $13,000.00. In the event of an assignment of this Sublease by Sublessor to any person other than a mortgagee, then Sublessor shall have the right to transfer the security deposit to its vendee or assignee, and thereafter Sublessor shall have no liability therefor. Sublessee shall not assign or encumber its interest in the security deposit, and neither Sublessor nor its successors and assigns shall be bound by any attempted assignment or encumbrance. The security deposit shall not be considered as the last month’s Rent under this Sublease, and Sublessee may not elect to apply the security deposit towards the payment of Rent at any time. In the event that Sublessee complies with all of the terms, covenants and conditions of this Sublease, then the security deposit shall be refunded to Sublessee at the expiration or earlier termination of this Sublease.

34.      Taxes. Sublessee shall pay before delinquency every tax (excluding Sublessor’s income tax), assessment, license fee, excise and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority upon or on account of:

  (i)          Operations at, occupancy of, or conduct of business in or from the Subleased Premises by or with the permission of Sublessee;

  (ii)         Fixtures or personal property in the Subleased Premises which belong to Sublessee; and

  (iii)        The Rent paid or payable by Sublessee to Sublessor for the Subleased Premises or for the use and occupancy of all or any part thereof.

35.     Access to Subleased Premises. Sublessor or its authorized agents shall have the right to enter the Subleased Premises at any and all reasonable times following reasonable advance oral notice, to inspect the Subleased Premises, show the Subleased Premises to prospective purchasers or lessees, and/or alter, improve or repair the Subleased Premises or any other portion of the Premises. Sublessee shall not change Sublessor’s lock system or in any other manner prohibit Sublessor from entering the Subleased Premises. Notwithstanding anything to the contrary herein, Sublessor shall have the right to enter the Subleased Premises and to use any and all lawful means which Sublessor may deem appropriate to open any door in any event which Sublessor in its reasonable discretion deems an emergency without liability therefor. Sublessor agrees that in exercising any right to enter the Subleased Premises and in exercising any other rights reserved pursuant to this Paragraph 35, Sublessor shall use reasonable efforts to minimize any interference with Sublessee’s use of the Premises.

36.     Compliance with Laws. Subject to Master Landlord’s obligations under the Master Lease, Sublessee shall, at its own expense, promptly comply or cause compliance with all laws, ordinances, rules and regulations of all governmental authorities pertaining to the Subleased Premises and/or Sublessee’s use and occupancy of the Subleased Premises. Notwithstanding the foregoing, Sublessee shall not be responsible for any failure of the Subleased Premises to comply with any laws, ordinances, rules and regulations (other than Hazardous Materials laws and the Americans with Disabilities Act) to the extent such failure to comply (a) existed on the Commencement Date, and (b) was not previously disclosed to Sublessee (including, without limitation, the disclosure relating to compliance with laws contained in the Seller Disclosure Schedule attached to the Asset Purchase Agreement). To the best of Sublessor’s knowledge, without having made any independent inquiry of investigation whatsoever, the Subleased Premises comply with the Americans with Disabilities Act.

37.     Hazardous Materials. Sublessee agrees that it will not use, handle, generate, treat, store or dispose of, or permit the use, handling, generation, treatment, storage or disposal of any Hazardous Materials in, on, under, around or above the Subleased Premises (other than general office products stored and handled in accordance with applicable laws) now or at any future time and will indemnify, defend and save Sublessor harmless from any and all actions, proceedings, claims, costs, expenses and losses of any kind, including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup or other environmental remedial work, which may arise in connection with the use, handling, generation, treatment, storage or disposal of Hazardous Materials on the Subleased Premises during the Term. The term “Hazardous Materials,” when used herein, shall include, but shall not be limited to, any substances, materials or wastes that are regulated by any local governmental authority, the State of Ohio, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including asbestos, petroleum and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, as amended 49 C.F.R. 172.101, or in the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C. subsections 9601 et seq, or the Resources Conservation and Recovery Act, as amended, 42 U.S.C. subsections 6901, et seq. or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect.

Sublessor agrees to indemnify and hold Sublessee harmless from any liability or expense (including, without limitation, the fees of Sublessee’s attorneys and consultants and the cost of any remediation and or clean-up) incurred by or claimed against Sublessee as a result of (a) events that occurred before the earlier to occur of Sublessee’s possession of the Subleased Premises or the Commencement Date, and (b) a violation of Hazardous Materials laws by Sublessor and/or its employees, agents and/or contractors.

38.     Casualty or Condemnation. Sublessee understands that neither Master Landlord nor Sublessor will carry insurance on Sublessee’s furniture, furnishings, trade fixtures, equipment or other items and neither Master Landlord nor Sublessor shall be obligated to repair any damage thereto or replace same. Except as otherwise expressly set forth herein or in the Master Lease, Sublessee acknowledges that it has no right to any proceeds of insurance relating to property damage. Sublessee shall be responsible for any damage to the Premises caused by Sublessee or any of its guests or invitees or in any way arising from or connected with Sublessee’s use, control or possession of the Premises or any portion thereof by Sublessee or its guests or invitees.

39.     Sublessor’s Liability. If Sublessor shall be in default under this Sublease and, if as a consequence of such default, Sublessee shall recover a money judgment against Sublessor, such judgment shall be satisfied only out of the right, title and interest of Sublessor in the Premises as the same may then be encumbered and neither Sublessor nor any person or entity comprising Sublessor shall be liable for any deficiency. In no event shall Sublessee have the right to levy execution against any property of Sublessor nor any person or entity comprising Sublessor other than its interest in the Premises as herein expressly provided.

40.     Subordination. Sublessee accepts this Sublease subject and subordinate to any recorded mortgage lien presently existing or hereafter created upon the Premises or Sublessor’s interest therein and to all existing recorded restrictions, covenants, easements and agreements with respect to the Premises. Sublessor is hereby irrevocably vested with full power and authority to subordinate Sublessee’s interest under this Sublease to any leasehold mortgage hereafter placed on the Subleased Premises, and Sublessee agrees upon demand to execute additional instruments subordinating this Sublease as Sublessor may require. Such additional instruments shall be in form reasonably acceptable to Sublessee.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date set forth above.

SUBLESSOR:

CLIENTLOGIC OPERATING
CORPORATION, a Delaware corporation

By:

Name:
Its:

SUBLESSEE:

INNOTRAC CORPORATION, a Georgia corporation

By:

Name:
Its:

Exhibits

A - Master Lease
B - Floor Plan of Premises

Schedules
1 – Estoppel, Consent & Agreement of Master Landlord

SCHEDULE 1

ESTOPPEL, CONSENT AND AGREEMENT OF MASTER LANDLORD

1.     Estoppel. Lessor hereby confirms, certifies, agrees, warrants and represents that the following statements are true and correct:

(a)  The Master Lease has not been amended, supplemented or modified, except as described in this Sublease, and the Master Lease is in full force and effect. The Master Lease contains the entire agreement between Master Landlord and Sublessor with respect to the Premises.

(b)  Master Landlord is the owner of the Premises and all rights of the “landlord” or “lessor” under the Master Lease.

(c)  Master Landlord has no knowledge of any assignment, hypothecation, pledge or encumbrance of the interest of Sublessor under the Master Lease.

(d)  The term of the Master Lease expires on September 30, 2007, with two (2) options to renew the term of the Master Lease for five (5) years each.

(e)  There are no existing defenses or offsets which Master Landlord has against the enforcement of the Master Lease by Sublessor or any of Sublessor’s rights thereunder. All material covenants and conditions under the Master Lease to be performed by Sublessor have been performed to the satisfaction of Master Landlord. As of the date hereof, Sublessor is not in breach of or default under the Master Lease, nor is Master Leaselord aware of any fact, act, omission or condition which, with the giving of notice or lapse of time or both, will become such a breach or default.

(f)  The minimum monthly rental payable under the Master Lease is $108,341.48 per month. The minimum monthly rental next adjusts under the Master Lease on October 1, 2007, provided the term of the Master Lease is renewed. All minimum monthly rental payments payable under the Master Lease have been paid in advance in full through __________ ___, 2006.

(g)  Sublessor has no relationship or affiliation with Master Landlord (other than the Master Lease).

2.    Consent. Master Landlord hereby consents to the foregoing Sublease and agrees that the Sublease shall not create a default under the Master Lease.

3.    Surrender. Notwithstanding anything to the contrary contained in the Master Lease or in the Sublease, Master Landlord hereby acknowledges and agrees that upon the expiration of the term of the Sublease, Master Landlord will accept the Subleased Premises from Sublessee in the same condition as existed as of the Commencement Date of the Sublease, subject to reasonable wear and tear and the results of any casualty or condemnation.

4.    Notice of Default under Master Lease. Master Landlord hereby agrees to deliver copies of any notices delivered to Sublessor, as tenant under the Master Lease, to Sublessee at the address set forth in the Sublease.

5.    Lien Subordinations. Master Landlord hereby agrees to extend the rights of Sublessor, as tenant, under Section 15 of the Master Lease to Sublessee with regard to Master Landlord’s obligation to execute lien subordinations.

MASTER LANDLORD:

SOUTHPARK VIII LLC, an Ohio limited liability company

By:

Name:
Its:

EXHIBIT “A”

(Master Lease)

Exhibit “B”

BILL OF SALE

FOR VALUE RECEIVED, ClientLogic Operating Corporation, a Delaware corporation (“Seller”), pursuant to that certain Asset Purchase Agreement dated as of September 5, 2006 by and between Seller and Innotrac Corporation, a Georgia corporation (“Buyer”) (the “Asset Purchase Agreement”), hereby sells, conveys, transfers, assigns and delivers to Buyer, effective as of 12:01 a.m. (Grove City, Ohio time) on the Closing Date, all of Seller’s right, title and interest in, to and under all of the Purchased Assets. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

TO HAVE AND TO HOLD the Purchased Assets unto Buyer, its successors and assigns forever.

Seller warrants to Buyer that Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens.

Notwithstanding any language contained in this Bill of Sale, the representations, warranties and covenants of Seller contained in the Asset Purchase Agreement relating to the Purchased Assets are incorporated herein by reference. If there is any conflict between the terms of this Bill of Sale and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall prevail.

Seller hereby agrees that from time to time, at the request of Buyer and without further consideration, it will, at Buyer’s expense, execute and deliver such further instruments of conveyance, transfer and assignment and will take any such other action as Buyer may reasonably request in order to more effectively convey and transfer to Buyer the Purchased Assets transferred hereunder.

This Bill of Sale and all of its terms shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.

This Bill of Sale shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page to Follow]

B-1

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed and delivered by its duly authorized officer as of the 5th day of September, 2006.

SELLER:

CLIENTLOGIC OPERATING CORPORATION,
a Delaware corporation

By:

Name:
Its:

B-2

Exhibit “C”

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made and entered into as of the 5th day of September, 2006, by and between CLIENTLOGIC OPERATING CORPORATION, a Delaware corporation (“Seller”), and INNOTRAC CORPORATION, a Georgia corporation (“Buyer”).

WHEREAS, Seller and Buyer, have entered into that certain Asset Purchase Agreement dated as of September 5, 2006 (the “Asset Purchase Agreement”), pursuant to which, among other things, Buyer has agreed to assume certain liabilities of Seller;

WHEREAS, pursuant to the Asset Purchase Agreement, Seller desires to assign to Buyer all of its rights and delegate to Buyer all of its duties and obligations under the Assumed Liabilities, and Buyer desires to accept said assignment and to assume, pay and perform Seller’s duties and obligations under the Assumed Liabilities; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:

1.          Assignment and Delegation. Effective as of 12:01 a.m. (Grove City, Ohio time) on the Closing Date, Seller hereby assigns to Buyer all of its rights under the Assumed Liabilities and delegates to Buyer all of its duties and obligations under the Assumed Liabilities.

2.          Acceptance and Assumption. Buyer hereby (i) accepts the foregoing assignment of Seller’s rights under the Assumed Liabilities, (ii) assumes all of Seller’s duties and obligations under the Assumed Liabilities and (iii) agrees to pay and perform all covenants, stipulations, agreements and obligations of Seller under the Assumed Liabilities as if Buyer were an original party to each document, agreement, contract, account and undertaking evidencing the Assumed Liabilities or from which the Assumed Liabilities arise.

3.          Agreement Binding; Additional Actions. This Assignment and Assumption Agreement shall be binding upon the successors and assigns of the parties hereto. The parties shall execute and deliver such further and additional instruments, agreements and documents as may be necessary to evidence or carry out the provisions of this Assignment and Assumption Agreement.

4.          Terms of the Asset Purchase Agreement. The terms of the Asset Purchase Agreement, including, without limitation, Seller’s and Buyer’s representations, warranties, covenants, agreements and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. Seller and Buyer acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

5.          Governing Law. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.          Counterparts; Facsimile Delivery. This Assignment and Assumption Agreement may be executed in any one or more counterparts, delivery of which may be by facsimile transmission, each of which shall be an original and all of which when taken together shall constitute one and the same instrument.

7.           Time is of the Essence. Time is of the essence under this Assignment and Assumption Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized officers on the day and year first written above.

SELLER:

CLIENTLOGIC OPERATING CORPORATION, a Delaware corporation

By

Name:
Its:

BUYER:

INNOTRAC CORPORATION, a Georgia corporation

By

Name:
Its:

Exhibit “D”

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of September 5, 2006 and effective as of the Closing Date, is made by and between CLIENTLOGIC OPERATING CORPORATION, a Delaware corporation (“Seller”), and INNOTRAC CORPORATION, a Georgia corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of September 5, 2006, pursuant to which the Buyer will acquire certain assets of Seller as more particularly described in the Purchase Agreement (all capitalized words and terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement); and

WHEREAS, in order to provide for an efficient and orderly transition of ownership and management of the Purchased Business, the parties hereto deem it to be appropriate and in the best interests of the parties and have agreed that Seller will provide certain transitional services to Buyer, all on the terms and conditions set forth herein on an interim basis after the Effective Date (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Provision and Scope of Services. Subject to the terms and provisions of this Agreement, Seller shall provide to the Buyer or its Affiliates as reasonably directed by and at the request of Buyer the support and services described on Schedule A attached hereto which are reasonably necessary to support the transition of the Existing Customer Contracts to the Buyer (the “Services”). To the extent that either party discovers a process or function that Seller was performing or conducting prior to the Closing that is reasonably necessary for Buyer’s continued performance of the Existing Customer Contracts after the Closing which is not described on Schedule A, Seller agrees to negotiate in good faith the terms (financial or otherwise) upon which Seller will perform such services for Buyer’s benefit and the parties shall mutually agree to the appropriate revisions to Schedule A related thereto.

2.           Term. Subject to Section 5 hereof, the term of this Agreement shall be from the date hereof (the “Effective Date”) to and including the one-year anniversary of the Effective Date (the “Term”).

3.          Consideration. Buyer shall pay, and Seller shall accept, as consideration for the Services to be rendered hereunder, as applicable, the amounts set forth on Schedule B attached hereto for such Services rendered (such amounts hereinafter referred to as the “Costs Allocated to Buyer”). Schedule B shall be updated by the parties hereto for any new Services added pursuant to Section 1 above or otherwise. To the extent that Buyer has provided notice to reduce Services in accordance with Section 7 hereof, the Costs Allocated to Buyer shall be appropriately reduced for Services provided subsequent to the effective date of the reduction of such Services.

4.           Payment Terms.

  (a)           On or before the 10th day of the calendar month immediately following the calendar month in which Services have been performed hereunder, (i) Seller shall submit in writing to Buyer one or more statements setting forth in reasonable detail the labor costs incurred by Seller in connection with the provision of such Services for such prior calendar month and which are to be paid by Buyer pursuant to Schedule B, and (ii) Buyer shall submit in writing to Seller one or more statements setting forth the revenue upon which the fees for such Services are to be determined (and the amount of the fee so determined) in accordance with Schedule B. Buyer shall pay the amounts due Seller for such Services, in full, by the 20th day of the calendar month next following the month in which the Services were performed; provided, however, that if either party in good faith disputes certain of the information set forth in the written statements received from the other party pursuant hereto (the fees determined from such disputed information, the “Disputed Fees”), then such party shall promptly give such other party written notice of such dispute specifying in reasonable detail the basis therefor and Seller and Buyer shall negotiate in good faith to resolve any such dispute. In the event Buyer and Seller are unable to resolve any dispute regarding any such Disputed Fees within 5 days following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved in mediation of the senior most officers of Buyer and Seller respectively. Notwithstanding anything herein to the contrary, Buyer shall be relieved of the obligation to pay any Disputed Fees until the good faith dispute relating thereto has been resolved; provided, however, late charges pursuant to Section 4(b) shall apply to any amounts ultimately owed and Buyer shall promptly pay the portion of any fees not in dispute.

  (b)           Any amount not paid by Buyer when due shall be subject to a late payment fee computed at a rate equal to one and one-half percent (1.5%) per month. Buyer agrees to pay Seller’s reasonable attorneys’ fees and other costs incurred in collection of any amount owed to Seller hereunder and not paid when due. Notwithstanding anything to the contrary contained in this Agreement, in the event Buyer fails to make a payment (other than with respect to Disputed Fees) when due hereunder, and such failure continues for a period of 10 days following delivery of notice to such party of such failure, Seller shall have the right to cease provision of Services until such overdue payment (and any applicable late payment fees accrued with respect thereto) is paid in full or to terminate this Agreement pursuant to Section 7(c). Such right of Seller shall not in any manner limit or prejudice any of Seller’s other rights or remedies in the event of Buyer’s failure to make payments when due hereunder.

5.           Terms for Provision of Services.

  (a)          Standard of Care. Subject to applicable law and subject to appropriate alterations commensurate with reductions in required Service hereunder and the orderly transition to Buyer’s systems, Seller shall provide the Services to the Buyer in accordance with the terms and conditions of Existing Customer Contracts until such time as Buyer provides these services directly under the Existing Customer Contracts, exercising the same degree of care, priority and diligence as had been provided by Seller in rendering such Services for its own operations prior to Closing (and, if applicable, any specific requirements set forth on Schedule A) (the “Standard of Care”).

  (b)           Cooperation. Subject to Section 10, Buyer shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist Seller in providing the Services, including, but not limited to, (i) providing necessary information and specific written authorizations and consents and (ii) providing to Seller access to and the right to use the COPS system and related equipment of Buyer as necessary for the performance of the Services hereunder for Buyer’s benefit. Seller shall be relieved of its obligations hereunder to the extent that Buyer’s failure to take any such action renders performance by Seller of such obligations unlawful or impracticable.

  (c)           Maintenance and Enhancements. In providing the Services hereunder, Seller shall maintain its equipment and systems in the same manner and to the same extent as Seller did in its own operations prior to the Effective Date and as otherwise reasonably requested by Buyer subject to the right of Seller to make appropriate alterations in the level of maintenance and systems commensurate with reductions in required Service hereunder and the orderly transition to Buyer’s systems.

  (d)           Consents. Notwithstanding anything in this Agreement to the contrary, Seller shall not be obligated to provide any Service where the consent of a third party is reasonably required for the provision of such Service. Seller and Buyer shall use their commercially reasonable efforts to obtain any such consent, and Buyer shall bear any and all costs associated with obtaining such consent. If the parties are unable to obtain any such consent, Seller and Buyer shall cooperate with one another (at Buyer’s expense) in good faith to implement a mutually agreeable arrangement under which Buyer would obtain the benefits of such Service.

  (e)          Management and Control. Subject to the Standard of Care and the other terms of this Agreement, management of and control over the provision of the Services (including, without limitation, the determination or designation at any time of the employees or other resources of Seller to be used in connection with the Services) shall reside with Seller in its reasonable discretion.

  (f)            Mutual Cooperation. During the Term, the parties shall reasonably cooperate in good faith with each other (at Buyer’s expense) to facilitate an orderly transition of responsibility for the Services from Seller to Buyer.

6.           Right of Access and Use.

  (a)           Seller hereby grants to Buyer the right to access and use Seller’s computing systems and networks necessary for Buyer to receive the benefit of the Services, in the sole manner described below, and for the sole purpose of operating and managing the Purchased Business and facilitating the orderly transition of the ownership and administration of the Purchased Business pursuant to the Purchase Agreement during the Term. Such computing systems and networks of Seller shall be cumulatively described as the “Transition Period Systems.”

  (i)         Buyer agrees that all its approved users will accept and abide by all reasonable Terms of Use, Privacy and Security Policy required by Seller (“UPSP”) related to the Buyer’s use of the Seller’s Transition Period Systems and Buyer shall be responsible for its employees’ acceptance of and compliance with the UPSP. Notwithstanding anything therein to the contrary, Buyer agrees that neither Buyer nor any of its employees or users shall: (A) take any action which would result in the destruction, alteration or loss of any information contained therein or in any of the Seller’s Transition Period System; (B) introduce any computer viruses or other harmful software programs which may damage the Seller’s Transition Period System; (C) attempt in any way to determine the source code of any proprietary purchased or licensed software used in the Seller’s Transition Period Systems, or modify, disassemble, reverse assemble, decompile, reverse engineer or create derivative works based on such proprietary purchased or licensed software; (D) use the Seller’s Transition Period Systems for any purposes other than as permitted by this Agreement; (E) remove any proprietary notices, labels or marks on such proprietary purchased or licensed software; or (F) disclose (except as otherwise permitted by subsection (b) below) any of the Seller’s Proprietary Information (defined below) to any other person or entity.

  (ii)        Buyer’s access to Seller’s Transition Period Systems shall be conditional on each Buyer’s user reading, signing and adhering to Seller’s UPSP. Buyer understands that its users shall be on the Seller’s network(s) and agrees to ensure its employees do not attempt to access any other applications or servers of Seller other than those expressly permitted hereunder.

  (b)          Intellectual Property Ownership. The Seller’s Transition Period Systems include proprietary purchased software. The Seller’s Transition Period Systems and all components thereof, as well as all trade secrets, know-how, methods of doing business, business logic, inventions, designs, and other intellectual property rights relating thereto, whether made available to Buyer prior to or after the Closing (the “Seller’s Proprietary Information”) are confidential and proprietary information of Seller, are not part of the Purchased Business, and shall at all times be and remain the sole and exclusive property of Seller or the original vendor, as appropriate, and Buyer shall have no right, title or interest therein or thereto except as to the right to access granted herein subject to the terms and conditions of this Agreement, Seller’s UPSP, the requirements of any applicable data privacy laws, and the terms and conditions of any third party license agreement relating to any component of the Seller’s Transition Period Systems licensed from a third party; it being understood that, notwithstanding anything herein to the contrary, any custom developed software developed by Seller (or derivates thereof) used in connection with the Purchased Business and to be assigned or sub-licensed to Buyer as pursuant hereto shall not constitute Seller’s Proprietary Information hereunder. Buyer shall have no right to transfer, sublicense, rent, distribute or grant any rights in the Seller Proprietary Information in any form to any other person or entity. Buyer shall have no rights to any of Seller’s trademarks, trade names or brands used in connection with the Seller’s Transition Period Systems.

7.           Termination.

  (a)           Automatic Termination. Subject to Sections 2 and 5, this Agreement will automatically terminate at the expiration of the Term.

  (b)          Early Termination of Services. Each party acknowledges that the primary purpose of this Agreement is for Seller to provide the Services on an interim basis until the Buyer can perform the Services for itself or acquire the Services from a third party vendor, on an orderly transition basis. Accordingly, Buyer shall use its commercially reasonable efforts to take such action as shall be necessary for it to provide the Services for itself or acquire the Services from a third party vendor within the Term. From time to time, the Buyer may, upon prior written notice to Seller, specify any Services it no longer requires (a “Cut-Off Notice”). The Buyer shall have no obligation to pay for any Services specified in the Cut-Off Notice rendered after the effective date of the Cut-Off Notice; provided, however, that if in connection with the cut off of the Services subject to such Cut-Off Notice Seller is obligated to give any termination notice to any third party, then Buyer shall continue to pay for such Services until the earlier of (i) 30 days following the date of such Cut-Off Notice and (ii) the earliest date upon which Seller’s termination notice to such third party is effective. A Cut-Off Notice shall be irrevocable, and, accordingly, from and after the effective date of a Cut-Off Notice, Seller shall no longer have any obligation to provide to the Buyer the Services covered by such Cut-Off Notice.

  (c)           Termination for Payment Breach. If Buyer fails to pay any amount (other than any good faith dispute of Disputed Fees for so long as the dispute relating thereto is un-resolved) due to Seller hereunder when due, Seller may terminate this Agreement upon written notice to Buyer, unless Buyer cures such breach within 5 days after such notice by payment in full of the amount due together with any late fee payable in connection therewith under Section 4.

  (d)           Termination for Non-Payment Breach. If either Seller or Buyer (the “Defaulting Party”) fails to adequately perform in any material respect any of its material obligations under this Agreement (other than a breach by Buyer of a payment obligation hereunder), whether voluntarily or involuntarily, the other party (the “Non-Defaulting Party”) may terminate this Agreement upon 30 days’ written notice to the Defaulting Party that it has failed to perform such obligation under this Agreement, unless the Defaulting Party cures such breach within 10 days after such notice to the reasonable satisfaction of the Non-Defaulting Party.

8.          Effect of Termination. Upon termination of any Service hereunder or upon termination of this Agreement in accordance with its terms, Seller shall have no further obligation to provide the terminated Service or, in the case of termination of this Agreement, to provide any Services or to perform any other obligation hereunder, and Buyer shall have no further obligation to purchase any terminated Service, or in the case of termination of this Agreement, to purchase any Services or to perform any other obligation hereunder; provided, however, that the termination of any such Service or the termination of this Agreement shall not relieve a party of its obligations to comply with the provisions of this Agreement which have accrued prior to the effective date of such termination. Notwithstanding the foregoing, the provisions of Sections 4, 6(b), 11 and 16 shall survive termination of this Agreement as to any Service or as to all Services in accordance with their terms.

9.          Independent Contractor. Each party shall be an independent contractor in the performance of its obligations hereunder and shall have no authority to bind the other or its affiliates with respect to third parties. Nothing in this Agreement shall establish or be deemed to have established any fiduciary relationship between the parties hereto. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

10.         Force Majeure. Neither party shall be in default of its obligations hereunder (other than a breach of a payment obligation) for any delays or failure in performance resulting from any cause or circumstance beyond such party’s reasonable control as long as the party exercises commercially reasonable efforts to perform its obligations in a timely manner. A party that is unable to fulfill any of its obligations hereunder due to any such cause or circumstance beyond such party’s reasonable control shall (i) promptly after the occurrence thereof give notice to the other party with details of such cause or circumstance and (ii) use its commercially reasonable efforts to remedy such cause or circumstance as promptly as practicable and to thereupon promptly resume performance. If any such occurrence prevents Seller from providing any of the Services, Seller shall cooperate with Buyer in obtaining, at Buyer’s sole expense, an alternative source for the affected Services, and Buyer shall be released from any payment obligation with respect to such Services during the period of such force majeure event.

11.         Limitation of Liability; Indemnification.

  (a)           Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against (i) all liabilities, obligations and damages paid, suffered or incurred by the Seller Indemnified Parties arising out of or in connection with a breach by Buyer of this Agreement and (ii) all other liabilities, obligations and damages paid, suffered or incurred by the Seller Indemnified Parties arising out of or in connection with the Services rendered pursuant to this Agreement, other than the obligations of Seller under this Agreement and other than liabilities, obligations or damages described in this clause (ii) resulting from the willful breach by Seller of this Agreement or the willful misconduct or gross negligence by any Seller Indemnified Party.

  (b)          Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all liabilities, obligations and damages paid, suffered or incurred by the Buyer Indemnified Parties arising out of or in connection with a breach by Seller of this Agreement.

 (c)            Any indemnification claims made hereunder shall be made in accordance with the procedure set forth in Section 10.05 of the Purchase Agreement and subject to the restrictions and limitations contained in Sections 10.04 and 10.06 of the Purchase Agreement.

  (d)          The provisions of this Section 11 shall be the exclusive remedy of the parties hereto against any other party with respect to matters arising under or in connection with this Agreement and the Services. Each party acknowledges that no claim for indemnification shall be made under the Purchase Agreement with respect to matters arising under or in connection with this Agreement and the Services.

  (e)           Notwithstanding anything in this Agreement to the contrary, neither party shall have any liability, direct or indirect, under or in respect of this Agreement under any theory of tort, contract, strict liability or other legal or equitable theory, to any Indemnified Party, except as set forth in Section 11 of this Agreement, and neither party shall be liable under this Section 11 under any circumstances for any consequential, punitive or exemplary damages, lost profits or damages determined as a multiple of income, revenue or the like.

12.        Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

13.         Notices and Invoices. All notices and other communications (other than invoices) required or permitted to be given or delivered hereunder shall be given in accordance with Section 12.01 of the Purchase Agreement.

14.        Governing Law; Amendment. This Agreement may be amended at any time but only by a written amendment executed on behalf of Seller and Buyer. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to choice of law rules thereof.

15.        Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.        Confidentiality. Each party shall keep confidential and to cause its Affiliates and their respective officers, directors, employees and representatives to keep confidential the Schedules to this Agreement and all information received from the other party regarding the Services or the business and affairs of the other party, including any information received with respect to the Buyer or Seller, and to use such information only for the purposes set forth in this Agreement (including, without limitation, to support conducting the Purchased Business during the Term) unless otherwise agreed to in writing by the disclosing party; provided, however, confidential information hereunder shall not include such information: (i) previously known on a nonconfidential basis by the receiving party; (ii) in the public domain through no fault of the receiving party; (iii) later lawfully acquired by the receiving party from sources other than the disclosing party not in violation of any confidentiality obligation. In the event a receiving party is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any confidential information provided pursuant to this Agreement, the receiving party shall provide the disclosing party with prompt notice of such requirement in order to afford the disclosing party an opportunity to seek an appropriate protective order or other remedy. However, if the disclosing party is unable to obtain or does not seek such protective order and the receiving party required to disclose the confidential information is, in the opinion of its counsel, legally compelled to disclose such confidential information, disclosure of such information may be made without liability under this Agreement. The covenants in this Section 16 shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective.

17.        Facsimile Signature; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts and any such counterpart may be delivered by facsimile.

18.        Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Exhibits to this Agreement and all references to Schedules are references to Schedules to this Agreement.

19.         Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of the parties under to the Purchase Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CLIENTLOGIC OPERATING CORPORATION

By

Name:
Title:

INNOTRAC CORPORATION

By

Name:
Title:

Schedule A

Services

Scope of Services: Seller agrees to provide transition Services to Buyer to support the Existing Customer Contracts. Each party acknowledges that the primary purpose of this Agreement is for Seller to provide the Services on an interim basis until the Buyer can perform the Services for itself or acquire the Services from a third party vendor, on an orderly transition basis. Accordingly, Buyer shall use its commercially reasonable efforts to take such action as shall be necessary for it to provide the Services for itself or acquire the Services from a third party vendor during the Term.

A. New Service Requests:

Any requests for new services must be approved and agreed upon in writing by both parties including agreements as to performance timing and cost estimates. New services requests will be quoted and performed by the Seller and paid for by the Buyer on a time and material basis. New services requests include the following:

1.	New requests for proposals and related cost and/or prices.
2.	New functionality or enhancements to Existing Customer Contracts.
3.	New equipment purchases
4.	New service offerings
5.	New pricing for Existing Customer Contracts or new customer contracts.
6.	New hire employees.

B. Contact Center Management :

Seller will provide to Buyer contact center management services in accordance with the terms and conditions of Existing Customer Contracts until such time as Buyer provides these services directly under the Existing Customer Contracts, but in no event longer than 150 days from the Closing Date. Seller will maintain utilization of agents based on call volumes (including client forecasts) in a manner that is consistent with past practice. Buyer and Seller shall mutually agree on a methodology to determine the number of required seats. The baseline for such methodology shall be equal to the number of agents working on the Motorola, Kensington, National Geographic and Neotech accounts as of September 1, 2006.

C. Item Processing:

Seller will provide to Buyer item processing services in accordance with the terms and conditions of Existing Customer Contracts until such time as Buyer provides these services directly under the Existing Customer Contracts, but in no event longer than one year from the Closing Date. Seller commits to providing service levels consistent with past practice.

D. Remote Access:

Seller will provide Buyer remote access from Buyer Contact Centers to the Seller Order Management and related systems described below for one calendar year from the Closing Date at Buyer’s cost:

1.	COPS
2.	Dover / MOMS
3.	Continuity
4.	Orion
5.	Data Warehouse support of all current MS reporting
6.	Elite Billing

E. IT Support:

Seller will provide ongoing IT Support with the Buffalo/Milford/Bloomfield operations staff for one year from the Closing Date for all systems necessary to provide services under Existing Customer Contracts(included in transaction fee structure as set forth in Schedule B): IT Support is defined as the required operational services, data center services and monitoring to continue status quo operations for the Existing Customer Contracts but excluding services listed in Section A “New Services Requests”. IT Support includes the following:

1.	Order Management Systems
2.	File Transfer
3.	Database Administration and support
4.	Hosting of all necessary Order Management and related systems, servers, databases, middleware and support services (FTP, Middleware Services, Paymentech, etc)
5.	Web Site Hosting for Microsoft e-commerce systems
6.	Elite Billing System access, support and maintenance
7.	Address Validation / Standardization
8.	Tax Calculation
9.	Setup and configuration in accordance with Existing Customer Contracts

F. Usage / Access:

I.    Seller will provide usage and access for all Transition Period Systems to support the Existing Customer Contracts for one year from the Closing Date: These Transition Period Systems includes usage/access to the following:

1.	Data Warehouse Business Objects/Oracle
2.	File Transfer and Middleware
3.	Payment Processing
4.	Web Site Hosting for Microsoft ecommerce systems
5.	Vantive
6.	Web Services
7.	Mirrus/Max Print
8.	e share (for customer’s customers email)
9.	Informix, which is a database
10.	Elite, which is an application that is used to store the perpetual inventory as well as some billing functionality
11.	TaxWare, which is a software application that is used to calculate sales tax on an order
12.	Group 1, which is a software application that is used to standardize the “bill to” and “ship to” addresses on an order
13.	Brock (Techsys), which is a software application that is used to build the customer service agent data entry screens
14.	PKMS and related Database licenses from Manhattan Associates
15.	Mark Magic (Jet Forms)

Seller is permitted to utilize the PKMS and related Database licenses from Manhattan Associates and Mark Magic (Jet Forms) (collectively, the “Ancillary Third Party Software”) through its own applicable license agreements. Although the Ancillary Third Party Software proposes to be transferred or otherwise procured on Buyer’s behalf pursuant to the Purchase Agreement, if such transfer or procurement is not permitted, Buyer will need to acquire its own licenses directly from the applicable third parties to utilize the Ancillary Third Party Software. The parties hereby acknowledge and agree that Seller shall not be held liable for any third party’s refusal to transfer or otherwise allow procurement on Buyer’s behalf of the Ancillary Third Party Software or Buyer’s inability to obtain independent licenses to utilize the Ancillary Third Party Software.

II.   COPS utilizes the following third party software applications to support the OMS functionally: (i) Informix, which is a database; (ii) Elite, which is an application that is used to store the perpetual inventory as well as some billing functionality; (iii) TaxWare, which is a software application that is used to calculate sales tax on an order; (iv) Group 1, which is a software application that is used to standardize the “bill to” and “ship to” addresses on an order; and (v) Brock (Techsys), which is a software application that is used to build the customer service agent data entry screens (collectively, the “COPS Third Party Software”). Seller is permitted to utilize the COPS Third Party Software through its own applicable license agreements. Buyer will need to acquire its own licenses directly from the applicable third party to utilize the COPS Third Party Software.

III.         If at the end of one year from the Closing Date, the Buyer has not yet concluded its transition from the Transition Period Systems or the COPS Third Party Software to its own systems solution or acquired a systems solution from a third party vendor, on an orderly transition basis (“the Transition”), then Seller agrees to: (i) negotiate in good faith with Buyer to utilize Seller’s “Business Partner Zone” and (ii) extend the period of time in which Seller provides usage/access to the Transition Period Systems or the COPS Third Party Software in order to assist Buyer in completing the Transition. “Business Partner Zone” shall be defined as an access point into Seller’s infrastructure thereby allowing Buyer the capability to continue usage/access to the Transition Period Systems and/or the COPS Third Party Software.

G. Customer Conversion and Transfer:

The Seller will work with the Buyer in the transition of services provided under the Existing Customer Contracts to the Buyer’s systems under Buyer’s reasonable direction. This effort will be led by the Buyer, and the Buyer and Seller will collaborate in good faith toward mutually agreed milestones with the appropriate resources of Seller and Buyer as it relates to the following:

1.	detail gap analysis during system conversion
2.	gathering Functional requirements
3.	reporting
4.	provide documented call center scripts
5.	train the trainer collaboration
6.	Extract necessary data from source systems and load into INOC file layout for final data conversion
7.	development of test plans and scripts
8.	Web site migration - Seller will provide access to team providing services today in Buffalo
9.	Finance support for billing migration
10.	Support Item Processing capabilities and interfaces—Seller will provide Buyer appropriate access to Seller’s team providing item processing services currently
11.	Support the Transfer of AS400 environment to INOC data center

Schedule B

Costs Allocated to Buyer

A.          Contact Center Management (“CCM”) Services:

The Services relating to CCM shall include only those necessary for compliance with Existing Customer Contracts, which Services shall be provided by Seller at actual labor cost for customer service representatives plus $562.00 per seat per month.

B.           Item Processing (“IP”) Services:

The Services set forth on Schedule A relating to IP include only those necessary for compliance with Existing Customer Contracts, which Services shall be provided at Seller’s actual labor costs plus 23% of Net Revenues (for purposes of this Agreement, “Net Revenues” shall mean all gross revenues determined in accordance with GAAP generated from those Services performed during the month net of pass through costs, such as freight and supplies for the existing customers).

C.          Information Technology (“IT”) Support:

1.
The Services set forth on Schedule A relating to Warehouse Management (“WMS”) include only those necessary for compliance with Existing Customer Contracts, which Services shall be provided at 0.45% of revenue associated with fulfillment services.

2.
The Services set forth on Schedule A relating to COPS (OMS for Microsoft) include only those necessary for compliance with Existing Customer Contracts , which shall be provided at 0.50% of revenue associated with call center services.

3.
The Services set forth on Schedule A relating to Continuity include only those necessary for compliance with Existing Customer Contracts , which shall be provided at 1.62% of revenue associated with call center services.

4.
The Services set forth on Schedule A relating to Milford OMS include only those necessary for compliance with Existing Customer Contracts , which shall be provided at 0.64% of revenue associated with call center services.

5.	Excludes Section A “New Service Requests” as set forth in this Schedule A.

D.          For greater clarity, if more than one system is used to support or otherwise service any new or existing customer during the Term, the costs set forth in this Schedule B shall be additive (e.g. if both WMS and COPS are utilized, the monthly costs would be 0.45% of fulfillment services revenue (WMS) plus 0.50% of call center services revenue).

Exhibit “E”

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into and effective as of 11-1, 2006 (the “Effective Date”), by and between INNOTRAC CORPORATION, a Georgia corporation (the “Company”), and THOMAS O. HARBISON, an individual (“Harbison”).

WITNESSETH:

WHEREAS, Harbison currently serves as the Executive Vice President of ClientLogic Operating Corporation (“ClientLogic”), which is engaged, among other things, in the business of providing certain letter shop services, pick, pack and ship services and warehouse management services including, without limitation, consumer fulfillment, retail distribution, kitting and assembly, reverse logistics, inventory management, shipping induction, tilt tray package sortation, inbound/outbound freight management and vendor managed inventory services, as well as, variable laser digital printing, mailing label printing, digital printing, print-on-demand, distribution of stored value/data cards, cutting, scoring and inserting, finishing and bindery, labeling and tabbing and mail co-mingling/pre-sort services (through outside vendors) at Seller’s facility located at 3357 H Southpark Place, Grove City, Ohio 43123 (the “Purchased Business”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated September 5, 2006, by and among the Company and ClientLogic (the “Purchase Agreement”), Company is acquiring all right, title and interest in and to certain assets of ClientLogic relating to the Purchased Business (such agreement, as well as any transactions entered into or contemplated in connection with the Purchase Agreement being collectively referred to as the “Contemplated Transactions”);

WHEREAS, Harbison will benefit materially from the Contemplated Transactions as a continuing shareholder of ClientLogic and is familiar with, and knowledgeable about, the business operations of ClientLogic; and

WHEREAS, the Company would not be willing to enter into the Purchase Agreement unless, and it is a condition precedent to the obligations of the Company to consummate the Contemplated Transactions that, Harbison enters into this Agreement, pursuant to which Harbison will agree, subject to certain exceptions, to refrain from directly or indirectly competing with the Purchased Business, all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, the parties covenant and agree as follows:

1.          Definitions. All capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section.

1.1.          “Affiliates” shall mean any individual, partnership, corporation, trust, or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.2.          “Person” means any individual, corporation (including, by way of example only and without limitation, any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

2.         Noncompetition. Subject to and effective upon the Closing and as an inducement to the Company to execute the Purchase Agreement and complete the Contemplated Transactions, Harbison agrees that for a period of two (2) years from the Closing Date, he will not, directly or indirectly;

2.1.          engage in any business that (i) provides the services comprising the Purchased Business to Existing Customers or (ii) provides Customer Care Services or Item Processing Services to Existing Customers’ programs (collectively, the “Prohibited Services”), including owning or controlling any financial interest in any Person which is so engaged; or

2.2.          consult with, advise or assist in any way, whether or not for consideration, any Person which is now, or is at the time in which Harbison is so consulting, advising or assisting, a competitor of the Company in any aspect with respect to the Prohibited Services, including, but not limited to, soliciting Existing Customers or otherwise serving as an intermediary for any such competitor of the Purchased Business with Existing Customers;

provided, however, that the foregoing shall not prohibit (i) the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over the counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such corporation; (ii) the ownership of securities of Client Development Services, ClientLogic, Onex ClientLogic Holdings LLC, 1000 Trails, or any of their respective Affiliates (the “Excepted Businesses”), or (iii) Harbison accepting and engaging in part time or full time employment, a consultancy or a board of directors or equivalent position with any one or more of the Excepted Businesses or any other business organization(s) if Harbison does not personally provide services to the business unit or entity of such other business organization(s) that is engaged in providing Prohibited Services. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States. The parties agree that the Company may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or substantially all of the Purchased Business or the Purchased Assets (as such terms are defined in the Purchase Agreement). In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. It is understood and agreed that Harbison shall not have violated the covenants set forth herein in any way as a result of ClientLogic performing its obligations under the Transition Services Agreement or by virtue of his employment by ClientLogic or its Affiliates.

3.         Confidentiality. Harbison shall not at any time subsequent to the Closing and prior to the second (2nd) anniversary of this Agreement, except (i) in preparing, filing and responding to inquiries regarding governmental and tax reports and filings; (ii) in connection with seeking legal advice from Harbison’s legal counsel with respect to the interpretation of the provisions of this Agreement; and (iii) as explicitly requested by Buyer, use for any purpose, disclose to any Person or make copies of documents, tapes, discs, programs or other information storage media (“records”) containing, any confidential information concerning the Purchased Business, the Purchased Assets or the Existing Customer Contracts, which information is proprietary to the Purchased Business, is not generally known by the public and has value to the Company as a result thereof (“Confidential Information”). For purposes hereof, “Confidential Information” may include, without limitation, the purchase price paid pursuant to the Purchase Agreement, customer and vendor lists and related information, information concerning Company’s processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, and any other information not previously disclosed to the public directly by Company, in each case, limited to the foregoing used in the Purchased Business. Notwithstanding the foregoing, Harbison shall have no liability to the Company with respect to any Confidential Information which Harbison can prove: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of Harbison; (ii) was known to Harbison, without restriction, at the time of disclosure as demonstrated by information in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the Company, or (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Harbison shall provide prompt notice of such order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

4.         Remedies. Harbison agrees that the provisions and restrictions contained in this Agreement are necessary to protect the legitimate continuing interests of the Company and its Affiliates after the Closing Date, and that any violation or breach of those provisions may result in irreparable injury to the Company and its Affiliates for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Company for such violation or breach and regardless of any other provision contained in the Purchase Agreement or this Agreement, Company shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of the Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Harbison acknowledges that the provisions hereof are reasonable and necessary to protect and preserve the Purchased Business. The Company and its Affiliates could be irreparably damaged if Harbison were to breach the covenants set forth herein.

5.         Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier or facsimile transmission; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

If to Company:	Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, GA 30097
Attention: General Counsel
Facsimile: (678) 475-5884

with a required copy to:	Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street NE
Atlanta, GA 30303
Attention: Robert C. Hussle
Facsimile: (404) 522-4700

If to Harbison:	Thomas O. Harbison
3612 Beverly Drive
Dallas, Texas 75205
Facsimile: (214) 696-8788

with a required copy to:	Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attention: Bryan E. Bishop
Facsimile: (214) 740-8800

or to such other person or address as Harbison shall furnish to Company in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

6.          Further Assurances. From time to time, at the Company’s request and without further consideration, Harbison will execute and deliver to the Company such documents, instruments and consents and take such other action as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby and to discharge the covenants of Harbison.

7.         Waiver. No failure on the part of the Company to object to or complain of any breach or default of this Agreement by Harbison or to take any other action with respect thereto, irrespective of how long such failure may continue, shall constitute or be deemed a waiver of that or of any other breach or default. No waiver by the Company of any breach or default on the part of Harbison shall be effective unless set forth in writing and executed by the Company, and any such waiver shall operate only as a waiver of the particular breach or default specified in such written waiver and shall not be effective as a waiver of any other subsequent breach or default on the part of Harbison.

8.          Assignment, Successors, No Third-Party Rights and Identity of Parties. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement; provided, however that all Affiliates of the Company shall be and are intended and direct third party beneficiaries to this Agreement.

9.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.       Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.       Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.       Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of Texas excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Section 14, the parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Dallas, Texas, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 5 shall be deemed properly served and accepted for all purposes.

13.       Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

14.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

15.       Miscellaneous Provisions. The parties hereto agree that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of the Company. It is the intention of the parties only to restrict the activities of Harbison as necessary to protect the legitimate business interests of the Company, and nothing contained herein shall be construed to prevent Harbison from continuing in business during or after the term of this Agreement in lines of business or geographical areas not subject to this Agreement. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such court is hereby authorized by the undersigned parties to reform the offending restriction to render it enforceable even if in a modified form.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

“Company”	INNOTRAC CORPORATION, a Georgia corporation

By:

	Its:	CEO

“Harbison”

Thomas O. Harbison, an individual

Exhibit “F”

LICENSE AGREEMENT

This is a License Agreement (this “Agreement”) made this 5th day of September 2006 but effective as of the Closing Date, between ClientLogic Operating Corporation, a Delaware Corporation (“Licensor”), and Innotrac Corporation, a Georgia corporation (“Licensee”).

WHEREAS, Licensor and Licensee have entered into that certain Asset Purchase Agreement dated as of September 5, 2006 (the “Asset Purchase Agreement”); capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Asset Purchase Agreement; and

WHEREAS, the Asset Purchase Agreement contemplates that Licensor will grant a license for the Licensed Intellectual Property to Licensee, subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:

1.          Entire Agreement. This Agreement, together with all appendices or other attachments referenced herein, constitutes the entire agreement between Licensor and Licensee and supersedes all proposals, oral and written, between the parties on this subject.

2.          Licensed Intellectual Property Licensed; Services; Term.

  (a)          License. Licensor hereby grants Licensee a royalty-free, nonexclusive and nontransferable worldwide license to use the Licensed Intellectual Property and the hardware associated therewith (the “Hardware”), each as more particularly described in Appendix A. Licensee may use the Licensed Intellectual Property and Hardware solely for Licensee’s own internal business operations related to the Purchased Business. Licensee may not permit any other party to use the Licensed Intellectual Property or Hardware and shall not use the Licensed Intellectual Property or Hardware to provide any sort of service bureau or other service for use by or the benefit of third parties. Licensee shall be permitted, however, to modify, change, reverse engineer or allow third parties to access, modify, change or reverse engineer the Licensed Intellectual Property.

  (b)          Term. The term of the license granted hereunder shall be for an initial term of one year and shall be automatically extended for successive six (6) month periods unless either party gives written notice of termination at least thirty (30) days prior to the expiration of the initial term or any extension thereof.

3.          Delivery and Installation. Licensor shall deliver the Licensed Intellectual Property at such times, places and order of delivery as shall be reasonably acceptable to Licensor and Licensee. Licensor shall not provide installation or integration services except as contemplated by the Transition Services Agreement.

4.          Copies of Licensed Intellectual Property. Licensee shall have the right to make one additional copy of the Licensed Intellectual Property as a back-up copy for its internal use, subject to the restrictions on use and disclosure set forth herein.

5.          Termination.

  (a)          Default. Either party has the right to terminate this Agreement if the other party breaches or is in default of any obligation hereunder, which default is incapable of cure or which, being capable of cure, has not been cured within ten (10) days after receipt of notice of such default from the non-defaulting party or within such additional cure period as the non-defaulting party may authorize.

  (b)          Acts of Insolvency. A party may terminate this Agreement by written notice to the other, and may regard the other party as in default of this Agreement, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

  (c)          Rights and Obligations of the Parties on Termination. In the event that this Agreement is terminated, each party shall return to the other all papers, materials, and other properties of the other party then in its possession. In addition, Licensee shall return to Licensor all copies of the Licensed Intellectual Property.

  (d)          Continuing Obligations. The obligations of the parties under Section 5(c) (Return of Properties), 7 (Proprietary Information), 8 (Indemnification), 9 (Consequential Damages) and 10 (Taxes) shall survive termination of this Agreement and the license granted hereunder.

  (e)           Termination. This Agreement and the license granted hereunder shall terminate upon the providing of a notice of termination as set forth in Section 2 of this Agreement.

6.          Warranties.

  (a)          Licensed Intellectual Property. THE LICENSED INTELLECTUAL PROPERTY, THE HARDWARE, DOCUMENTS AND INFORMATION IS PROVIDED “AS IS” WITHOUT ANY WARRANTY OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT WARRANT OR REPRESENT THAT THE LICENSED INTELLECTUAL PROPERTY OR HARDWARE WILL MEET LICENSEE’S REQUIREMENTS OR THAT LICENSEE WILL RECEIVE ANY BENEFITS FROM THE USE OF THE LICENSED INTELLECTUAL PROPERTY OR HARDWARE. AFTER DELIVERY OF THE LICENSED INTELLECTUAL PROPERTY TO LICENSEE AND UNLESS OTHERWISE SPECIFICALLY AGREED TO IN WRITING, LICENSOR SHALL HAVE NO OBLIGATION TO PROVIDE OR ADVISE LICENSEE OF ANY FUTURE UPDATES, CHARGES, ENHANCEMENTS OR MODIFICATIONS OF THE LICENSED INTELLECTUAL PROPERTY.

  (b)          Ownership; Authority. Licensor warrants that it has full power and authority to grant the rights granted by this Agreement to Licensee with respect to the Licensed Intellectual Property and the Hardware and that the license to and use by the Licensee of the Licensed Intellectual Property (including the copying thereof as provided for herein) and the Hardware will not in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or other rights of any third party.

  (c)          Taxware Software. Notwithstanding anything else in this Agreement, during the term of the Transition Services Agreement, Seller shall be responsible for any upgrades or acquisition of later versions of the Taxware software necessary to conduct the Purchased Business in the same manner and to the same extent as Seller did in its own operations prior to the Closing Date.

7.          Proprietary Information; Publicity. Licensee acknowledges that the Licensed Intellectual Property is the “Confidential and Proprietary Information” of Licensor. Therefore, Licensee agrees that it will not permit the use or disclosure of any such Confidential and Proprietary Information to any party, other than its own employees who must have such information to implement use of the Licensed Intellectual Property as contemplated by this Agreement. Licensee shall cause its employees who have access to the Licensed Intellectual Property to acknowledge the confidential nature of the Licensed Intellectual Property and such employees’ obligations hereunder to maintain the confidentiality of the Confidential and Proprietary Information. Licensee may make one additional copy of the Licensed Intellectual Property for its own internal use as described in Section 2 of this Agreement but may not otherwise use or copy the Licensed Intellectual Property. Neither party shall use the names(s), trademarks(s) or trade names(s), whether registered or not, of the other party in publicity releases or advertising or in any other manner, including customer lists, without securing the prior written approval of the other party.

8.          Indemnification.

  (a)          Indemnification of Licensee. Licensor hereby agrees to defend, indemnify and hold harmless Licensee, its officers, directors, agents, employees, representatives, successors and assigns (collectively, the “Licensee Indemnified Parties”) from and against all liability to third parties (other than liability that is the fault of the Licensee Indemnified Parties) arising from the violation of any third party’s trade secrets, proprietary information, trademark, copyright, or patent rights resulting from Licensor’s license of the Licensed Intellectual Property to Licensee. Licensor may, at its option, conduct the defense in any such third party action arising as described herein, and Licensee promises fully to cooperate with such defense. This indemnification is limited to the Licensed Intellectual Property as delivered to the Licensee and does not cover third party claims arising from modifications not authorized by Licensor.

  (b)          Indemnification of Licensor. Licensee hereby agrees to defend, indemnify and hold harmless Licensor, its officers, directors, agents, employees, representatives, successors and assigns (collectively, the “ Licensor Indemnified Parties”) from and against any and all claims, suits, losses, damages, liabilities and/or expenses (including reasonable attorneys’ fees) of every kind whatsoever which may arise from, be caused by, or be connected with, in whole or in part, the transfer of the COPS Third Party Software (as defined below) from Licensor to Licensee pursuant to Licensee’s exercise of the Purchase Option (as defined below). If Licensee fails to promptly assume and vigorously defend any action relating to the foregoing indemnity, then the Licensor Indemnified Parties, and their respective successors in interest and assignees, may, but are not obligated to, defend the action in the manner it or they reasonably deem appropriate, and Licensee shall pay to the appropriate party any amount incurred, which shall include, for this purpose, any settlement incurred or agreed to by it or they in effecting such defense, as well as all reasonable legal fees and costs incurred. The provisions of this Section shall survive the termination of this Agreement.

9.          Consequential or Other Similar Damages. In no event shall either of the parties be liable to the other for the payment of any consequential, indirect, special or incidental damages as a result of the breach by a party of any term of this Agreement or otherwise; provided, however, notwithstanding the foregoing, Licensee shall be liable for any such damages resulting from the transfer of the COPS Third Party Software.

10.        Taxes. Licensee shall be responsible for the payment of all taxes in connection with this Agreement, except for any tax based on Licensor’s net income.

11.       Purchase Option. Licensee shall have the option, exercisable at any time, to purchase all of Licensor’s right, title and interest in and to the Licensed Intellectual Property and the Hardware, including the COPS Third Party Software, upon prior written notice to Licensor and payment of one dollar ($1.00) (the “Purchase Option”). Any purchase agreement necessary to effect the Purchase Option shall be in form and substance satisfactory to the parties.

12.        Miscellaneous.

  (a)           Applicable Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

  (b)          Severability. If any part, terms or provision of this Agreement is held by any court to be unenforceable or prohibited by any law applicable to this Agreement, the rights and obligations to the parties shall be construed and enforced with that part, term or provision limited so as to make it enforceable to the greatest extent allowed by law, or, if it is totally unenforceable as if this Agreement did not contain that particular part, term of provision.

  (c)           Notices. Any notice or other communication hereunder shall be in writing and shall be delivered pursuant to the notice provision set forth in the Asset Purchase Agreement.

  (d)           Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

  (e)           Assignment. Licensee shall not assign all or any part of this Agreement, or any interest therein, without the Licensor’s prior written consent.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

CLIENTLOGIC OPERATING CORPORATION	INNOTRAC CORPORATION

By	By

Name:	Name:

Title:	Title:

APPENDIX A

Description of Licensed Intellectual Property and Hardware

I.           Licensed Intellectual Property

The Licensed Intellectual Property is comprised of three separate and distinct order management system engines (software applications) more specifically identified by Licensor as COPS, COSMO and Order03 (collectively, “COPS”). Each of these separate order management systems handles different management systems campaigns. The three order management systems are essentially the same physical software application (i.e. the same source code base), with customizations based on the specific campaign business associated with such order management system. COPS was written primarily by a previous company acquired by Licensor and subsequently enhanced by Licensor. COPS is not covered by any patents, copyrights, trademarks or other registrations.

COPS utilizes the following third party software applications to support the OMS functionally: (i) Informix, which is a database; (ii) Elite, which is an application that is used to store the perpetual inventory as well as some billing functionality; (iii) TaxWare, which is a software application that is used to calculate sales tax on an order; (iv) Group 1, which is a software application that is used to standardize the “bill to” and “ship to” addresses on an order; and (v) Brock (Techsys), which is a software application that is used to build the customer service agent data entry screens (collectively, the “COPS Third Party Software”). Licensor is permitted to utilize the COPS Third Party Software through its own applicable license agreements.

Subject to applicable third party rights or restrictions, the Licensed Intellectual Property shall include the ability for Licensee to replicate any existing procedure, process, system or capability to continue to deliver services pursuant to the Existing Customer Contracts as such services are now being provided by Licensor.

II.           Hardware

DESCRIPTION	MANUFACTURER	HARDWARE	NOTES

COPs/COSMO Hardware	Hewlett Packard
BPROD01H, Model: K580, System Memory: 3.5G, Disk Capacity: Fiber attached to EMC CX600 (not included), CPU’s: 4-240Mhz Operating System: HP-UX 10.20.

BPROD07H, Model: K580, System Memory: 3G, Disk Capacity: Fiber attached to EMC CX600 (not included), CPU’s: 4-240Mhz Operating System: HP-UX 10.20

//Bag00h-remote agent (boxes HP A class servers), //Bag00b, //Bag05h, //Bag06h

Storage Arrays (the bulk of the data is on shared arrays which will not be transferred pursuant to the Purchase Option), so Licensor will have to work with Licensee to migrate to Licensee’s storage solution. ~250Gb